UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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bluebird bio, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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April 23, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of bluebird bio, Inc. The meeting will be held on June 6, 2019 at 12:00 p.m. EDT at the offices of the Company, located at 60 Binney Street, Cambridge, Massachusetts.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

At this Annual Meeting, the agenda includes the election of two Class III directors for three-year terms, the approval of executive compensation by a non-binding advisory vote, and the ratification of the appointment of Ernst & Young LLP as bluebird’s independent registered public accounting firm for the fiscal year ending December 31, 2019.

Under Securities and Exchange Commission rules, the Company is providing access to the proxy materials for the Annual Meeting to stockholders via the Internet. Accordingly, you can access the proxy materials and vote at www.proxyvote.com. Instructions for accessing the proxy materials and voting are described below and in the Notice of Annual Meeting that you received in the mail. Your vote is very important. Whether or not you plan to attend the meeting, please carefully review the enclosed proxy statement and then cast your vote, regardless of the number of shares you hold. If you are a stockholder of record, you may vote over the Internet, by telephone, or, if you request to receive a printed set of the proxy materials, by completing, signing, dating and mailing the accompanying proxy card in the return envelope. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the Annual Meeting. If your shares are held in street name (held for your account by a broker or other nominee), you will receive instructions from your broker or other nominee explaining how to vote your shares, and you will have the option to cast your vote by telephone or over the Internet if your voting instruction form from your broker or nominee includes instructions and a toll-free telephone number or Internet website to do so. In any event, to be sure that your vote will be received in time, please cast your vote by your choice of available means at your earliest convenience.

We hope that you will join us on June 6, 2019. Your continuing interest in bluebird is very much appreciated.

Sincerely,

Nick Leschly President & Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

Time	12:00 p.m., Eastern Time

Date	June 6, 2019

Place	The Company’s offices at 60 Binney Street, Cambridge, Massachusetts 02142

Purpose

To elect Wendy L. Dixon, Ph.D. and David P. Schenkein, M.D. as Class III members of the Board of Directors, to serve until the Company’s 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

To hold a non-binding advisory vote on the compensation paid to the Company’s named executive officers;

To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019; and

To transact any other business that may properly come before the meeting or any adjournment thereof.

Record Date	The Board of Directors has fixed the close of business on April 15, 2019 as the record date for determining stockholders entitled to notice of and to vote at the meeting.

Meeting Admission

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you attend, you will be asked to present valid picture identification such as a driver’s license or passport. If your bluebird stock is held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and this proxy statement is being forwarded to you by your broker or nominee. As a result, your name does not appear on our list of stockholders. If your stock is held in street name, in addition to picture identification, you should bring with you a letter or account statement showing that you were the beneficial owner of the stock on the record date, in order to be admitted to the meeting.

Voting by Proxy

If you are a stockholder of record, please vote via the Internet or, for shares held in street name, please submit the voting instruction form you receive from your broker or nominee, as soon as possible so your shares can be voted at the meeting. You may submit your voting instruction form by mail. If you are a stockholder of record, you may also vote by telephone or by submitting a proxy card by mail. If your shares are held in street name, you will receive instructions from your broker or other nominee explaining how to vote your shares, and you may also have the choice of instructing the record holder as to the voting of your shares over the Internet or by telephone. Follow the instructions on the voting instruction form you received from your broker or nominee.

By order of the Board of Directors,

Jason F. Cole, Secretary

Cambridge, Massachusetts
April 23, 2019

Important Notice Regarding the Availability of Proxy Materials for the bluebird 2019 Annual Meeting of Stockholders to Be Held on June 6, 2019: The Notice of 2019 Annual Meeting of Stockholders, proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, are available at www.bluebirdbio.com by following the link for “Investors & Media.” To obtain directions to our offices in order to attend the Annual Meeting in person, please visit the “Investors & Media –Events and Presentations” section of our website at www.bluebirdbio.com or contact Investor Relations at (339) 499-9300.

BLUEBIRD BIO, INC.

60 BINNEY STREET

CAMBRIDGE, MASSACHUSETTS 02142

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 6, 2019

AT 12:00 PM EDT

GENERAL INFORMATION

When are this proxy statement and the accompanying materials scheduled to be sent to stockholders?

We have elected to provide access to our proxy materials to our stockholders via the Internet. Accordingly, on or about April 23, 2019, we will begin mailing a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, and the proxy materials, including the Notice of 2019 Annual Meeting of Stockholders, this proxy statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and the Annual Report on Form 10-K for the year ended December 31, 2018 will be made available to stockholders on the Internet on the same date.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are providing access to our proxy materials over the Internet rather than printing and mailing the proxy materials. We believe electronic delivery will expedite the receipt of materials and will help lower our costs and reduce the environmental impact of our annual meeting materials. Therefore, a Notice of Internet Availability will be mailed to holders of record and beneficial owners of our common stock starting on or around April 23, 2019. The Notice of Internet Availability will provide instructions as to how stockholders may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card and Annual Report on Form 10-K, on the website referred to in the Notice of Internet Availability or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice of Internet Availability will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice of Internet Availability, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

Who is soliciting my vote?

The Board of Directors of bluebird bio, Inc. (the “Company” or “bluebird”) is soliciting your vote for the 2019 Annual Meeting of Stockholders.

When is the record date for the Annual Meeting?

The Board of Directors has fixed the record date for the Annual Meeting as of the close of business on April 15, 2019.

How many votes can be cast by all stockholders?

A total of 55,117,234 shares of common stock of the Company were outstanding on April 15, 2019, and entitled to be voted at the meeting. Each share of common stock is entitled to one vote on each matter.

How do I vote?

If you are a stockholder of record and your shares are registered directly in your name, you may vote:

•

By Internet. Access the website of the Company’s tabulator, Broadridge, at: www.proxyvote.com, using the voter control number printed on the furnished proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. If you vote on the Internet, you may also request electronic delivery of future proxy materials.

•

By Telephone. Call 1-800-690-6903 toll-free from the U.S., U.S. territories and Canada, and follow the instructions on the enclosed proxy card. Your shares will be voted in accordance with your instructions. You must specify how you want your shares voted or your telephone vote cannot be completed.

•

By Mail. Complete and mail a proxy card in the enclosed postage prepaid envelope to Broadridge. Your proxy will be voted in accordance with your instructions.  If you sign and return the enclosed proxy but do not specify how you want your shares voted, they will be voted FOR the director nominees named herein to the Company’s Board of Directors, FOR the non-binding advisory resolution approving the compensation of the named executive officers, and FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and will be voted according to the discretion of the proxy holder upon any other business that may properly be brought before the meeting and at all adjournments and postponements thereof.  If you are mailed or otherwise receive or obtain a proxy card or voting instruction form, and you choose to vote by telephone or by Internet, you do not have to return your proxy card or voting instruction form.

•

In Person at the Meeting. If you attend the meeting, be sure to bring a form of personal picture identification with you, and you may deliver your completed proxy card in person, or you may vote by completing a ballot, which will be available at the meeting.

If your shares of common stock are held in street name (held for your account by a broker or other nominee):

•	By Internet or By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by Internet or telephone.
•	By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.
•

In Person at the Meeting. If you attend the meeting, in addition to picture identification you should both bring an account statement or a letter from the record holder indicating that you owned the shares as of the record date, and contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the meeting.

What are the Board of Director’s recommendations on how to vote my shares?

The Board of Directors recommends a vote:

Proposal 1: FOR election of the two Class III director nominees (page 5)

Proposal 2: FOR the non-binding advisory resolution approving the compensation of the Company’s named executive officers (page 16)

Proposal 3: FOR ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm (page 49)

Who pays the cost for soliciting proxies?

bluebird will pay the cost for the solicitation of proxies by the Board of Directors. The solicitation of proxies will be made primarily by mail and through Internet access to materials. Proxies may also be solicited personally, by telephone, fax or e-mail by employees of bluebird without any remuneration to such individuals other than their regular compensation. bluebird will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

Will my shares be voted if I do not return my proxy?

If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or by ballot at the Annual Meeting. If your shares are held in street name, your bank, broker or other nominee may under certain circumstances vote your shares if you do not timely return your proxy. Banks, brokers and other nominees can vote customers’ unvoted shares on routine matters, but cannot vote such shares on non-routine matters. If you do not timely return a proxy to your bank, broker or other nominee to vote your shares, your bank, broker or other nominee may, on routine matters, either vote your shares or leave your shares unvoted. Your bank, broker or other nominee cannot vote your shares on any non-routine matter. The election of directors (Proposal 1) and the non-binding advisory vote on executive compensation (Proposal 2) are non-routine matters. The ratification of the appointment of our independent registered public accounting firm (Proposal 3) is a routine matter. We encourage you to provide voting instructions to your bank, broker or other nominee by giving your proxy to them. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your bank, broker or other nominee about how to submit your proxy to them at the time you receive this proxy statement.

Can I change my vote?

You may revoke your proxy at any time before it is voted by notifying the Secretary in writing, by returning a signed proxy with a later date, by transmitting a subsequent vote over the Internet or by telephone prior to the close of the Internet voting facility or the telephone voting facility, or by attending the meeting and voting in person. If your stock is held in street name, you must contact your broker or nominee for instructions as to how to change your vote.

How is a quorum reached?

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares held of record by stockholders or brokers, bankers or other nominees who do not return a signed and dated proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Abstentions and broker non-votes, if any, will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

What vote is required to approve each item and how are votes counted?

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons appointed by bluebird to act as tabulators for the meeting. The tabulators will count all votes FOR and AGAINST, abstentions and broker non-votes, as applicable, for each matter to be voted on at the Annual Meeting. Abstentions and broker non-votes are not counted as votes cast and, therefore, do not have the effect of votes in opposition to such proposals. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

•	Proposal 1 – Election of two Class III director nominees

For the election of the two Class III director nominees, each director nominee presented must be elected by a majority of the votes cast in person or by proxy at the Annual Meeting. Director nominees are elected by a majority vote for non-contested director elections. Because the number of director nominees properly nominated for the Annual Meeting does not exceed the number of positions on the Board of Directors to be filled by election at the Annual Meeting, this election of directors is non-contested. To elect a director nominee to the Board of Directors, the votes cast FOR the director nominee must exceed the votes cast AGAINST. Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on the voting of Proposal 1. Proposal 1 is a non-routine matter. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee cannot vote your shares on Proposal 1. Shares held in street name by banks, brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 1 will not be counted as votes FOR or AGAINST any director nominee and will be treated as broker non-votes. As a result, broker non-votes will have no effect on the voting of Proposal 1.

•	Proposal 2 – Non-binding advisory vote on executive compensation

For the non-binding advisory vote on executive compensation, the votes cast FOR must exceed the votes cast AGAINST to approve, on a non-binding advisory basis, the compensation of our named executive officers. Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on the voting of Proposal 2. Proposal 2 is a non-routine matter. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee cannot vote your shares on Proposal 2. Shares held in street name by banks, brokers or nominees who indicate on their proxies that they do not have authority to vote the shares on Proposal 2 will not be counted as votes FOR or AGAINST the proposal and will be treated as broker non-votes. As a result, broker non-votes will have no effect on the voting of Proposal 2.

•	Proposal 3 – Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm

For the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our 2019 fiscal year, the votes cast FOR must exceed the votes cast AGAINST.  Only FOR and AGAINST votes will affect the outcome. Abstentions will have no effect on the voting of Proposal 3. Proposal 3 is a routine matter. Therefore, if your shares are held by your bank, broker or other nominee in street name and you do not vote your shares, your bank, broker or other nominee may vote your shares on Proposal 3.

If there are insufficient votes to approve Proposal(s) 1, 2, or 3, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposal. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting, your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

Could other matters be decided at the Annual Meeting?

bluebird does not know of any other matters that may be presented for action at the Annual Meeting. Should any other business come before the meeting, the persons named on the enclosed proxy will have discretionary authority to vote the shares represented by such proxies in accordance with their best judgment. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the Annual Meeting unless they receive instructions from you with respect to such matter.

What happens if the meeting is postponed or adjourned?

Your proxy may be voted at the postponed or adjourned meeting. You will still be able to change your proxy until it is voted.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K, or Form 8-K, that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What does it mean if I receive more than one proxy card or voting instruction form?

It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards or voting instruction forms to ensure that all of your shares are voted.

Who should I call if I have any additional questions?

If you hold your shares directly, please call Jason F. Cole, Secretary of the Company, at (339) 499-9300. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker or nominee holder directly.

PROPOSAL 1: ELECTION OF DIRECTORS

In accordance with Delaware law and our certificate of incorporation and By-laws, the Board of Directors is divided into three classes of approximately equal size. The members of each class are elected to serve a three-year term with the term of office of each class ending in successive years.  Wendy L. Dixon, David P. Schenkein, and James Mandell are the directors whose terms expire at this Annual Meeting. Dr. Mandell has informed us that he will not stand for re-election to the Board of Directors, which is not a result of any disagreement between Dr. Mandell and the Company on any matters relating to our operations, policies or practices. Each of Wendy L. Dixon and David P. Schenkein has been nominated for and has agreed to stand for re-election to the Board of Directors to serve as a Class III director of the Company until the 2022 Annual Meeting and until his or her successor is duly elected.

Our By-laws provide for a majority voting standard for the election of directors in uncontested elections, which provides that to be elected, a director nominee must receive a greater number of votes FOR his or her election than votes AGAINST such election. The number of votes cast with respect to that director’s election excludes abstentions and broker non-votes with respect to that director’s election. In contested elections where the number of director nominees exceeds the number of directors to be elected, the voting standard will be a plurality of the shares present in person or by proxy and entitled to vote. If a director nominee who already serves as a director is not elected and no successor is elected, the resignation policy in our Corporate Governance Guidelines provides that such director will offer to tender his or her resignation to the Board of Directors. Our Nominating and Corporate Governance Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether to take some other action. The Board of Directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision within 90 days from the date of the certification of the election results.

It is intended that, unless you give contrary instructions, shares represented by proxies solicited by the Board of Directors will be voted for the election of the two director nominees listed below. We have no reason to believe that any director nominee will be unavailable for election at the Annual Meeting. In the event that one or more director nominees is unexpectedly not available to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of directors to be elected at the Annual Meeting. Information relating to each director nominee and for each continuing director, including his or her period of service as a director of bluebird, principal occupation and other biographical material is shown below. Pursuant to the By-laws, the Board of Directors has fixed the number of directors at nine as of the date of this year’s Annual Meeting of Stockholders. Due to Mary Lynne Hedley’s resignation from the Board of Directors effective February 26, 2019, we currently have a vacancy on the Board of Directors, and because Dr. Mandell will not stand for re-election to the Board of Directors, we expect to have two vacancies on the Board of Directors following the Annual Meeting. Vacancies on the Board of Directors are filled exclusively by the affirmative vote of a majority of the remaining directors, even if less than a quorum is present, and not by the stockholders. Your proxy cannot be voted for a greater number of persons than the number of director nominees named in this proxy statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

EACH OF THESE DIRECTOR NOMINEES FOR CLASS III DIRECTOR:

WENDY L. DIXON

DAVID P. SCHENKEIN

(PROPOSAL 1 ON YOUR PROXY CARD)

DIRECTOR BIOGRAPHIES

The following table sets forth information concerning our directors as of April 15, 2019. The biographical description of each director includes the specific experience, qualifications, attributes and skills that the Board of Directors would expect to consider if it were making a conclusion currently as to whether such person should serve as a director.

CLASS III DIRECTOR NOMINEES	AGE	DIRECTOR SINCE

Wendy L. Dixon, Ph.D. – Dr. Dixon is a Class III director who has served as a member of our Board of Directors since April 2013. In 2012, Dr. Dixon served as Senior Advisor at The Monitor Group.  Dr. Dixon serves as a member of the board of directors for a number of biopharmaceutical companies, including Alkermes PLC (NASDAQ: ALKS), Incyte Corporation (NASDAQ: INCY), Sesen Bio, Inc. (formerly known as Eleven Biotherapeutics, Inc.) (NASDAQ: SESN) and Voyager Therapeutics, Inc. (NASDAQ: VYGR), and formerly for Orexigen Therapeutics Inc. (NASDAQ: OREX), Furiex Pharmaceuticals, Inc. (NASDAQ: FURX), which was sold to Forest Laboratories, LLC as a subsidiary of Allergan in 2014, Ardea Biosciences, Inc. (NASDAQ: RDEA), which was sold to AstraZeneca PLC in 2012, and Dentsply International Inc. (NASDAQ: XRAY), as well as a private company, Edimer Pharmaceuticals, Inc. Dr. Dixon also served as Chief Marketing Officer and President of Global Marketing for Bristol-Myers Squibb and as a member of the CEO’s Executive Committee from 2001 to 2009. She has had an over 30-year career in the pharmaceutical and biotechnology business, combining a technical background and experience in drug development and regulatory affairs with commercial responsibilities in building and leading organizations and launching and growing more than 20 pharmaceutical products including Tagamet, Fosamax, Singulair, Plavix, Abilify, Reyataz and Baraclude. From 1996 to 2001, she was Senior Vice President, Marketing at Merck and prior to that she held executive management positions at West Pharmaceuticals, Osteotech and Centocor, and various positions at SmithKline and French (now GlaxoSmithKline) in marketing, regulatory affairs, project management and as a biochemist. Dr. Dixon received her B.Sc., M.Sc. and Ph.D. from the University of Cambridge (UK).  We believe that, among other experience, qualifications, attributes and skills, Dr. Dixon’s technical background in drug development, commercialization, marketing and regulatory affairs qualify her to serve as a member of our Board of Directors.

	63	April 2013

David P. Schenkein, M.D. – Dr. Schenkein is a Class III director who has served as a member of our Board of Directors since April 2013.  Since February 2019, Dr. Schenkein has served as a general partner for life sciences at Google Ventures. From August 2009 to January 2019, Dr. Schenkein served as the Chief Executive Officer and a member of the board of directors of Agios Pharmaceuticals, Inc. (NASDAQ: AGIO), when he assumed the role of Executive Chairman of the Board.  From April 2006 to July 2009, Dr. Schenkein served as Senior Vice President of oncology development of Genentech. Dr. Schenkein serves as a member of the Board of Directors of Denali Therapeutics (NASDAQ: DNLI) and served on the Board of Directors of Foundation Medicine, Inc. (NASDAQ: FMI) from April 2010 to April 2017. Dr. Schenkein received his B.A. in chemistry from Wesleyan University and his M.D. from Upstate Medical School. We believe that Dr. Schenkein’s experience as Chief Executive Officer of Agios Pharmaceuticals and as a member of the Board of Directors of a number of biopharmaceutical companies qualify him to serve as a member of our Board of Directors.

	61	April 2013

CURRENT DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING	AGE	DIRECTOR SINCE

CURRENT DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING	AGE	DIRECTOR SINCE

John O. Agwunobi, M.D. – Dr. Agwunobi is a Class II director who has served as a member of our Board of Directors since June 2017. Since February 2016, Dr. Agwunobi has served as Chief Health and Nutrition Officer at Herbalife Nutrition Institute (NASDAQ: HLF), responsible for training, education, science strategy and product development. He has also served as Co-President of Herbalife since May 2018.  Prior to joining Herbalife, Dr. Agwunobi was an independent consultant, advising a number of privately-held health-related companies, including serving as an advisory board member of Shopko Stores Operating Co., LLC on behalf of the private equity firm Sun Capital Partners. From September 2007 to April 2014, Dr. Agwunobi served as Senior Vice President and President of Health and Wellness for Wal-Mart (NYSE: WMT) in the United States where he grew the business and provided insight and advice on the company’s health reform position. From December 2005 to September 2007, he served as the Assistant Secretary of Health for the U.S. Department of Health and Human Services, where he was responsible for disease prevention and health promotion. His responsibilities included the oversight of the Centers for Disease Control, National Institute of Health, the U.S. Food and Drug Administration, the office of the U.S. Surgeon General, and numerous other public health offices and programs. Dr. Agwunobi has served on numerous boards, including currently as a director at Magellan Health Inc. (NASDAQ: MGLN) and at the U.S. African Development Foundation.  Dr. Agwunobi is a licensed physician in Florida, Maryland and Washington, D.C.  He received his medical training at the University of Jos and completed his pediatric residency at Howard

University.  He also holds a Master’s Degree in Public Health from Johns Hopkins University and Master’s in Business Administration from Georgetown University.  We believe that Dr. Agwunobi’s experience as a senior executive and Board member of public companies in the health and wellness field, in addition to his prior service and experience with the US government, qualify him to serve as a member of our Board of Directors.

	54	June 2017

Nick Leschly – Mr. Leschly is a Class I director who has served as our President and Chief Executive Officer since September 2010. Previously, he served as our Interim Chief Executive Officer from March 2010 to September 2010. Formerly a partner of Third Rock Ventures, L.P. since its founding in 2007, Mr. Leschly played an integral role in the overall formation, development and business strategy of several of Third Rock’s portfolio companies, including Agios Pharmaceuticals, Inc. and Edimer Pharmaceuticals, Inc. Prior to joining Third Rock, he worked at Millennium Pharmaceuticals, Inc. (now a subsidiary of Takeda), leading several early-stage drug development programs and served as the product and alliance leader for VELCADE. Mr. Leschly also founded and served as Chief Executive Officer of MedXtend Corporation.  Mr. Leschly currently serves on the Board of Directors of Synlogic, Inc. (NASDAQ: SYBX) and formerly served on the Board of Directors of Proclara Biosciences, Inc.  He received his B.S. in molecular biology from Princeton University and his M.B.A. from Wharton Business School. We believe that Mr. Leschly’s operating and historical experience with our Company gained from serving as our President, Chief Executive Officer and member of the Board of Directors, combined with his experience in the venture capital industry and drug research and development qualify him to serve as a member of our Board of Directors.

	46	March 2010

Daniel S. Lynch – Mr. Lynch is a Class II director who has served as Chairman of our Board of Directors since May 2011.  Since October 2007, Mr. Lynch has advised and served as Executive Chair or member of the Board of Directors for a number of private biopharmaceutical companies, which include Stromedix, Inc. (until its acquisition by Biogen Idec in February 2012), Avila Therapeutics, Inc. (until its acquisition by Celgene Corporation in February 2012), Edimer Pharmaceuticals, and Ember Therapeutics, Inc., Nimbus Therapeutics (formerly known as Nimbus Discovery, LLC), and Proclara Biosciences, Inc.  He currently serves as Executive Chair or member of the Board of Directors of Blueprint Medicines Corporation (NASDAQ: BPMC), Sesen Bio, Inc. (formerly known as Eleven Biotherapeutics, Inc.) (NASDAQ: SESN), Surface Oncology, Inc. (NASDAQ: SURF), Translate Bio, Inc. (NASDAQ: TBIO), private company SpringWorks Therapeutics, and formerly for BIND Biosciences, Inc. (NASDAQ: BIND). Mr. Lynch joined Third Rock Ventures, L.P., or Third Rock, as an entrepreneur-in-residence in May 2011, and became a Venture Partner in May 2013, and now he is a Senior Advisor.  Previously, Mr. Lynch served as Chief Executive and Chief Financial Officer of ImClone Systems Corporation, or ImClone. As ImClone’s Chief Executive Officer, he led ImClone through a significant turnaround, helping to restore the company’s reputation and to secure FDA approval of ERBITUX (Cetuximab), a novel cancer treatment. As its Chief Financial Officer, Mr. Lynch led negotiations to form the major partnership between ImClone and Bristol-Myers Squibb. Earlier in his career, he served in various financial positions at Bristol-Myers Squibb over a 15-year tenure. He served on the Board of Directors and the Audit Committee of U.S. Oncology, Inc. for five years until December 2010, when it was acquired by McKesson. Mr. Lynch received his B.A. in mathematics from Wesleyan University and his M.B.A. from the Darden Graduate School of Business Administration at the University of Virginia. We believe that Mr. Lynch’s experience as Chief Executive Officer and Chief Financial Officer of a public pharmaceutical company and as Executive Chairman and Director for many other life science companies, qualify him to serve as a member of our Board of Directors.

	61	May 2011

Douglas A. Melton, Ph.D. – Dr. Melton is a Class I director who has served as a member of our Board of Directors since June 2017. Dr. Melton is the Xander University Professor at Harvard University, where he has been a professor for over thirty years. He has served as the Co-Director of the Harvard Stem Cell Institute since 2004, and also as the Co-Chair of the Department of Stem Cell and Regenerative Biology since 2007. Since 1994, Dr. Melton has been an Investigator of the Howard Hughes Medical Institute. He is a scientific co-founder of Gilead Sciences, Inc., Curis, Inc. and Semma Therapeutics, Inc. Dr. Melton received a B.S. in Biology from the University of Illinois, a B.A. in History and Philosophy of Science at Cambridge University, and received his Ph.D. in molecular biology at Trinity College at Cambridge and the MRC Laboratory of Molecular Biology. We believe that Dr. Melton’s extensive experience in stem cell research and early development and his experience as the founder of a number of biotechnology companies qualifies him to serve as a member of our Board of Directors.

	65	June 2017

CURRENT DIRECTORS NOT STANDING FOR ELECTION AT THE ANNUAL MEETING	AGE	DIRECTOR SINCE

Mark Vachon – Mr. Vachon is a Class I director who has served as a member of our Board of Directors since July 2014.  Mr. Vachon served as an Executive Vice President Sales, Integration and Operations at Change Healthcare Holdings, Inc. from November 2016 to April 2018.  For over 30 years, Mr. Vachon held a variety of leadership positions across the General Electric organization, and was a company officer beginning in 1999 and a member of GE’s Corporate Executive Council. Mr. Vachon was President and CEO of GE Healthcare Americas from 2009 and 2010, and prior to that he was President and CEO of Global Diagnostics Imaging, GE Healthcare, between 2006 and 2009.  Between 2003 and 2006, Mr. Vachon was Executive Vice President and CFO of GE Healthcare.  Mr. Vachon serves on the board of trustees of Northeastern University and the Board of Directors of Numotion, and the Charitable Health and Retirement Trust.  Mr. Vachon holds a B.S. in Finance from Northeastern University and an M.A. from Boston College.  We believe that Mr. Vachon’s experience in financial and executive operating roles and in the healthcare field on a global basis qualify him to serve as a member of our Board of Directors.

	60	July 2014

James Mandell, M.D. – Dr. Mandell is a Class III director who has served as a member of our Board of Directors since January 2014. Dr. Mandell became Chief Executive Officer of Boston Children’s Hospital and Children’s Medical Center on October 1, 2000, retiring from the position in October 2013. During his tenure, Dr. Mandell was a member of the Board of Trustees and Professor of Surgery at Harvard Medical School. Prior to joining Children’s, he served as Dean of Albany Medical College and Professor of Surgery and Pediatrics. Dr. Mandell was promoted from Chief of Urology to Dean of Albany Medical College in l996. He also served as Executive Vice President for Health Affairs at Albany Medical Center and Executive Medical Director of Albany Medical Center Hospital. Prior to his tenure at Albany Medical College, he was a member of the medical staff at Children’s Hospital for nine years, advancing to an associate in surgery with an associate professor appointment at Harvard Medical School. Dr. Mandell serves on the Board of the Franciscan’s Hospital for Children, the Board of Beth Israel Deaconess Medical Center, and as Chair of the Board of the Harvard Risk Management Company. Dr. Mandell continues to practice Pediatric Urology at Children’s and is the Robert and Dana Smith Distinguished Professor at Harvard Medical School. In addition to a medical degree from the University of Florida College of Medicine, Dr. Mandell holds a Master’s in Health Systems Management from Union College, New York.  We believe that, among other experience, qualifications, attributes and skills, Dr. Mandell’s background as a physician focused on pediatric diseases, and experience as the chief executive officer of a major hospital and medical center, including interactions with payers, qualifies him to serve as a member of our Board of Directors.

	74	January 2014

The following table sets forth information regarding our executive officers, as of April 15, 2019:

Name	Age	Position(s)
Executive Officers:
Nick Leschly(1)	46	President, Chief Executive Officer and Director
William D. Baird, III	47	Chief Financial Officer
David Davidson, M.D.	55	Chief Medical Officer
Alison C. Finger	55	Chief Commercial Officer
Philip Gregory, D. Phil.	48	Chief Scientific Officer
Jason F. Cole, Esq.	46	Chief Operating and Legal Officer and Secretary
Jeffrey T. Walsh	53	Chief Strategy Officer
Kory J. Wentworth	40	Vice President, Finance and Treasurer
(1)	Nick Leschly is also a director of the Company and his biographical information appears on page 7.

William D. Baird, III – Mr. Baird has served as our Chief Financial Officer since February 2019 and our Principal Financial Officer since March 2019.  Mr. Baird served as Chief Financial Officer of Amicus Therapeutics, Inc. from April 2012 until December 2018. From April 2005 until April 2012, Mr. Baird served as Chief Financial Officer of PTC Therapeutics, Inc. (“PTC”). Before that, Mr. Baird held various positions of increasing responsibility with PTC from 2002 to 2005. Mr. Baird previously worked in the life science practice at L.E.K. Consulting, a strategy consulting firm, from 1999 to 2002, and at First Union National Bank as a corporate underwriter from 1994 to 1997. Since June 2018, Mr. Baird has served on the Board of Directors of Axcella Health, a biotechnology company. Mr. Baird received a B.S. from Georgetown University’s Edmund A. Walsh School of Foreign Service, and an M.B.A. from The Wharton School of the University of Pennsylvania.

David Davidson, M.D. – Dr. Davidson has served as our Chief Medical Officer since February 2012. Prior to joining us, Dr. Davidson served as a senior medical director at Genzyme Corporation, where he led clinical research for programs in Phases I through IV across a wide range of therapeutic areas for more than a decade. Most recently, Dr. Davidson was the medical leader for Genzyme’s gene therapy and Pompe disease enzyme replacement therapy programs. In addition to Dr. Davidson’s translational medicine experience, he has also worked on a number of commercial products, including Fabrazyme and Myozyme/Lumizyme, and was integral in crafting the new drug application that resulted in the approval of Welchol. Prior to Genzyme, Dr. Davidson was a medical director at GelTex Pharmaceuticals Inc. Previously, he completed clinical and research fellowships in infectious diseases at the Harvard Longwood Combined Infectious Diseases Program. Dr. Davidson received his B.A. from Columbia University and his M.D. from New York University School of Medicine. In addition, he completed an internal medicine internship, residency training and an endocrinology research fellowship at the University of Chicago Hospitals.

Alison C. Finger – Ms. Finger has served as our Chief Commercial Officer since February 2018.  Prior to this role, she served as our Senior Vice President, Marketing and Product Launch since August 2015.  Prior to joining the Company, Ms. Finger served in roles with increasing responsibility at Bristol Meyers Squibb, Inc. (“BMS”), beginning her career in consumer medicines before progressing to global leadership roles where she was responsible for launching global, regional and national brands in hematology/oncology, neurodegenerative diseases, hepatitis, HIV/AIDS, diabetes, rheumatoid arthritis and migraine/pain.  At BMS, she served as Vice President, Global Commercialization Virology from July 2004 to June 2007, Managing Director, Australia & New Zealand from July 2007 to May 2009, VP Global Commercialization, Alzheimer’s/Neuroscience from May 2009 to December 2012, and VP Global Commercialization, Hematology from December 2012 to May 2014.  Ms. Finger received her B.A. in English Writing from St. Lawrence University and her M.B.A. from the Fuqua School of Business at Duke University.

Philip Gregory, D. Phil. – Dr. Gregory has served as our Chief Scientific Officer since June 2015. Prior to joining us, Dr. Gregory was formerly with Sangamo BioSciences, where he held multiple leadership positions over a nearly fifteen-year tenure, most recently serving as Chief Scientific Officer and Senior Vice President, Research. In this role, he was responsible for the scientific direction and strategic research planning for the company. Dr. Gregory played an integral role in Sangamo’s partnerships and drove early discovery and development for several product candidates in multiple therapeutic areas. Prior to joining Sangamo, he was a postdoctoral fellow at Ludwig-Maximilians-Universität in Munich, Germany. Dr. Gregory holds a D. Phil in biochemistry from Oxford University, Keble College and a B.Sc. in microbiology from Sheffield University.

Jason F. Cole, Esq. – Mr. Cole has served as our Chief Operating and Legal Officer and Secretary since February 2019.  Prior to this role, Mr. Cole served as our Chief Legal Officer and Secretary since March 2016 and also previously served as our Senior Vice President, General Counsel and Secretary from March 2014 to March 2016.  Prior to joining us, Mr. Cole served as Executive Vice President, Corporate Development and General Counsel at Zalicus Inc. from September 2011 through March 2014, and as Senior Vice President, General Counsel of Zalicus and its predecessor company CombinatoRx, Incorporated from January 2006 to September 2011.  From 1999 to 2006, Mr. Cole was a corporate and securities attorney at Ropes & Gray LLP. Mr. Cole received an A.B. in government from Dartmouth College and a J.D. from Columbia University School of Law.

Jeffrey T. Walsh – Mr. Walsh has served as our Chief Strategy Officer since February 2019.  Prior to this role, Mr. Walsh served as our Chief Financial and Strategy Officer from March 2016 to February 2019, and previously served as our Chief Operating Officer from May 2011 to March 2016.  Mr. Walsh also served as our Principal Financial Officer from March 2016 until March 2019, and from June 2013 to November 2014. Mr. Walsh has over 25 years of experience in executive leadership positions with responsibility for finance, business development, commercial and business operations, strategic planning and legal functions with established and emerging public and private life sciences companies. From November 2008 to February 2011, Mr. Walsh served as chief business officer of Taligen Therapeutics, Inc. where he played a key role in the growth of the company and the ultimate sale of Taligen Therapeutics, Inc. to Alexion Pharmaceuticals, Inc. in January 2011. Mr. Walsh started his career at SmithKline Beecham Corporation in finance and worldwide business development roles. He subsequently held senior business development, finance and operations roles at PathoGenesis Corp. (acquired by Chiron Corporation), Allscripts Healthcare Solutions Inc., EXACT Sciences Corporation and Inotek Pharmaceuticals Corp. Mr. Walsh received his B.A. in sociology and economics from Yale University and his M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Kory J. Wentworth – Mr. Wentworth has served as our Vice President, Finance and Principal Accounting Officer since December 2017 and our Treasurer since March 2018. Prior to joining us, Mr. Wentworth held positions of increasing responsibility overseeing finance and accounting teams from December 2008 to December 2017 at Alexion Pharmaceuticals, Inc. (“Alexion”), including Executive Director and Corporate Controller from November 2017 to December 2017, as Executive Director and Assistant Controller from September 2016 to October 2017, as Senior Director and Assistant Controller from January 2012 to August 2016, as Director, Assistant Controller from January 2010 to December 2011, and as Associate Director, Assistant Controller from December 2008 to December 2009.  Prior to his time at Alexion, Mr. Wentworth held positions at PricewaterhouseCoopers LLP of increasing responsibility for audit engagements from October 2002 to December 2008. Mr. Wentworth received his B.S. in Accounting from Susquehanna University and is a Certified Public Accountant in the state of Connecticut.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Composition

We currently have eight directors and the terms of office of the directors are divided into three classes:

•	Class I, whose term will expire at the Annual Meeting of Stockholders to be held in 2020;
•	Class II, whose term will expire at the Annual Meeting of Stockholders to be held in 2021; and
•	Class III, whose term will expire at the Annual Meeting of Stockholders to be held in 2022.

Class I consists of Mr. Leschly, Dr. Melton and Mr. Vachon, Class II consists of Dr. Agwunobi and Mr. Lynch, and Class III currently consists of Dr. Dixon, Dr. Schenkein, and Dr. Mandell. Dr. Mandell has informed us that he will not stand for re-election to the Board of Directors, which is not a result of any disagreement between Dr. Mandell and the Company on any matters relating to our operations, policies or practices. At each Annual Meeting of Stockholders, the successors to directors whose terms will then expire shall serve from the time of election and qualification until the third Annual Meeting following election and until their successors are duly elected and qualified. A resolution of the Board of Directors may change the authorized number of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of our company.

Board Independence

Our Board of Directors has determined, upon the recommendation of our Nominating and Corporate Governance Committee, that each of our directors, except for Nick Leschly, who serves as our President and Chief Executive Officer, has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is independent within the meaning of the director independence standards of the Nasdaq Stock Market, or NASDAQ, rules and the SEC. At least annually, our Board of Directors will evaluate all relationships between us and each director in light of relevant facts and circumstances for the purposes of determining whether a material relationship exists that might signal a potential conflict of interest or otherwise interfere with such director’s ability to satisfy his or her responsibilities as an independent director. Based on this evaluation, our Board of Directors will make an annual determination of whether each director is independent within the meaning of NASDAQ, and the SEC independence standards.

Board Meetings and Attendance

Our Board of Directors held six meetings during the fiscal year ended December 31, 2018.  Each of the directors with the exception of Dr. Melton, attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors, on which he or she served during the fiscal year ended December 31, 2018 (in each case, which were held during the period for which he or she was a director and/or a member of the applicable committee).  bluebird encourages its directors to attend the Annual Meeting of Stockholders.  Eight of bluebird’s directors attended last year’s Annual Meeting of Stockholders.

Board Committees

Our Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, each of which is comprised solely of independent directors, and is described more fully below. Each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates pursuant to a written charter and each committee reviews and assesses the adequacy of its charter and submits its charter to the Board of Directors for approval on an annual basis. The charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are all available on our website (www.bluebirdbio.com) under “Investors & Media” at “Corporate Governance.”

Audit Committee

Our Audit Committee is currently composed of Dr. Dixon, Mr. Lynch, and Mr. Vachon, with Mr. Vachon serving as chair of the committee.  Our Board of Directors has determined that each member of the Audit Committee meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable listing standards of NASDAQ. Our Board of Directors has determined that Mr. Lynch and Mr. Vachon are “audit committee financial experts” within the meaning of the SEC regulations and applicable listing standards of NASDAQ.  During the fiscal year ended December 31, 2018, the Audit Committee met five times. The report of the Audit Committee is included in this Proxy Statement under “Report of the Audit Committee.” The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the audit plan with the independent registered public accounting firm and members of management responsible for preparing our financial statements;
•

reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•

recommending, based upon the Audit Committee’s review and discussions with management and the independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the Audit Committee report required by the rules of the SEC to be included in our annual proxy statement;
•	reviewing all related party transactions for potential conflict of interest situations and approving all such transactions;
•	monitoring compliance with our investment policy; and
•	reviewing quarterly earnings releases.

Compensation Committee

Our Compensation Committee is currently composed of Dr. Dixon, Mr. Lynch and Dr. Schenkein, with Mr. Lynch serving as chair of the committee.  Our Board of Directors has determined each member of the Compensation Committee is “independent” as defined under the applicable listing standards of NASDAQ. In addition, each member qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as a non-employee director, as defined in Rule 16b-3 of the Exchange Act. During the fiscal year ended December 31, 2018, the Compensation Committee met six times. The Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;
•	reviewing and approving the compensation of our other executive officers and certain other members of senior management;
•	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;
•	conducting the independence assessment outlined in NASDAQ rules with respect to any compensation consultant, legal counsel or other advisor retained by the Compensation Committee;

•	annually reviewing and reassessing the adequacy of the committee charter in its compliance with the listing requirements of NASDAQ;
•	reviewing and establishing our overall management compensation, philosophy and policy;
•	overseeing and administering our compensation and similar plans;
•	reviewing and approving our policies and procedures for the grant of equity-based awards;
•	reviewing and making recommendations to the Board of Directors with respect to director compensation;
•	reviewing and discussing with management the compensation discussion and analysis to be included in our annual proxy statement or Annual Report on Form 10-K; and
•	reviewing and discussing with the Board of Directors corporate succession plans for our Chief Executive Officer and other key officers.

Historically, our Compensation Committee has made most of the significant adjustments to annual compensation, determined cash incentive and equity awards and established new performance objectives at one or more meetings held during the first and last quarters of the year. However, our Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process consists of two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Chief Executive Officer, our Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by our Chief Executive Officer. In the case of our Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of our Chief People Officer, including analyses of executive and director compensation paid at a peer group of other companies approved by our Compensation Committee. The Compensation Committee may delegate its authority to grant certain equity awards to certain individuals to our Chief Executive Officer and in 2018, has delegated such authority to Mr. Leschly.  For more information, see “Executive Officer and Director Compensation—Compensation Discussion and Analysis—Stock Option Granting Practices—Delegation to Our Chief Executive Officer” below.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Dr. Agwunobi, Dr. Melton, Dr. Mandell, and Dr. Schenkein, with Dr. Schenkein serving as chair of the committee. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” as defined under the applicable listing standards of NASDAQ. During fiscal year ended December 31, 2018, the Nominating and Corporate Governance Committee met two times. The Nominating and Corporate Governance Committee’s responsibilities include:

•	developing and recommending to the Board of Directors criteria for membership of the Board of Directors and committees;
•	establishing procedures for identifying and evaluating Board of Directors candidates, including candidates recommended by stockholders;
•	identifying individuals qualified to become members of the Board of Directors;
•	recommending to the Board of Directors the persons to be nominated for election as directors and to each of the committees of the Board of Directors;
•	developing and recommending to the Board of Directors a set of corporate governance guidelines; and
•	overseeing the evaluation of the Board of Directors. Our Board of Directors may establish other committees from time to time.

The Nominating and Corporate Governance Committee oversees an annual self-evaluation process of the Board and its committees with the assistance of an external advisor specializing in strategic planning and organizational development. The results of the self-evaluation are presented to the Nominating and Corporate Governance Committee, which determines what actions, if any, to present to the Board and the other committees to further enhance the performance and effectiveness of the Board and its committees.

Identifying and Evaluating Director Nominees

Our Board of Directors is responsible for selecting its own members. The Board of Directors delegates the selection and nomination process to the Nominating and Corporate Governance Committee, with the expectation that other members of the Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisors, and through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful in identifying candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, detailed questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for the Board of Directors’ approval as director nominees for election to the Board of Directors.

Director Qualifications and Diversity

Our Nominating and Corporate Governance Committee will consider, among other things, the following qualifications, skills and attributes when recommending candidates for the Board’s selection as director nominees for the Board and as candidates for appointment to the Board’s committees: a director nominee shall have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment, and shall be most effective, in conjunction with the other director nominees to the Board, in collectively serving the long-term interests of the stockholders.

In evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications and other criteria for board membership approved by the Board from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, diversity considerations, the skills of the proposed director candidate, his or her depth and breadth of professional experience or other background characteristics, his or her independence, and the needs of the Board. Our corporate governance guidelines also provide that diversity on the Board should be considered by our Nominating and Corporate Governance Committee in the director evaluation and nomination process. While we do not have a formal policy with respect to diversity, our Nominating and Corporate Governance Committee believes that it is essential that the members of the Board represent diverse viewpoints. Our Nominating and Corporate Governance Committee believes that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to promote our strategic objectives and fulfill its responsibilities to our stockholders, and considers diversity of gender, race, national origin, education, professional experience, and differences in viewpoints and skills when evaluating proposed director candidates.

Our Nominating and Corporate Governance Committee’s priority in selecting board members is identification of persons who will further the interests of our company through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our growth strategy. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. The policy adopted by the Nominating and Corporate Governance Committee provides that candidates recommended by stockholders are given appropriate consideration in the same manner as other candidates.

Non-Management Director Meetings

In addition to the meetings of the committees of the Board of Directors described above, in connection with the Board of Directors meetings, the non-management directors met four times in executive session during the fiscal year ended December 31, 2018. The Chairman of the Board of Directors presides at these executive sessions. The Audit Committee and the Board of Directors have established a procedure whereby interested parties may make their concerns known to non-management directors, which is described on our website.

Leadership structure and risk oversight

Our Board of Directors is currently chaired by Mr. Lynch. As a general policy, our Board of Directors believes that separation of the positions of chairman and chief executive officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole. As such, Mr. Leschly serves as our President and Chief Executive Officer while Mr. Lynch serves as our Chairman of the Board of Directors but is not an officer.

We face a number of risks in our business, including risks related to preclinical and clinical research and development; manufacturing; regulatory reviews and approvals; growth and capability expansion in the United States and Europe; preparations for potential commercial operations, and our ability to obtain reimbursement for the new drugs we are developing if, and when, they gain regulatory approval; intellectual property filings, prosecution, maintenance and challenges; the establishment and maintenance of strategic alliances; competition; litigation and government investigations; and the ability to access additional funding for our business; among other risks. Our management is responsible for the day-to-day management of the risks that we face, while our Board of Directors, as a whole and through its committees, has responsibility for the oversight of risk management.

Our Board of Directors performs its oversight role by using several different levels of review. Our Chairman meets regularly with our Chief Executive Officer and other executive officers to discuss strategy and risks facing the Company. Members of senior management attend the quarterly Board meetings, present on strategic matters involving our business, and are available to address any questions or concerns raised by the Board on risk management-related issues and any other matters. Our Board of Directors reviews the risks, including any environmental or social governance risks, associated with our Company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies.

Each of the committees of our Board of Directors also oversees the management of our Company’s risk that falls within the committee’s areas of responsibility. In performing this function, each committee has full access to management, as well as the ability to engage advisors. The Audit Committee oversees our enterprise risk management program as it relates to our operations, by identifying the primary risks associated with our operations and corporate functions, receiving periodic updates on activities to manage such risks, and providing reports to the Board regarding such activities. In carrying out its responsibilities for the oversight of operational risk management, members of the Audit Committee regularly discuss with management our risk exposures in the areas of financial reporting, internal controls, information security, and our legal and regulatory compliance programs, and the steps we take to manage them. Our Chief Financial Officer, our Chief Operating and Legal Officer, our Chief Compliance Officer, and our Principal Accounting Officer all periodically provide reports to the Audit Committee and are responsible for identifying, evaluating and implementing risk management controls and methodologies to address any identified risks. Our Audit Committee also meets privately with representatives from our independent registered public accounting firm as part of its oversight of the Company’s risk management. The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs and succession planning for our executive officers, and evaluates potential risks associated with independent director compensation for consideration by the full Board. The Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors, and corporate governance.

Compensation Committee interlocks and insider participation

Dr. Dixon, Mr. Lynch, and Dr. Schenkein served as members of our Compensation Committee during the year ended December 31, 2018. None of the members of our Compensation Committee has at any time been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee. For a description of transactions between us and members of our Compensation Committee and affiliates of such members, please see “Certain relationships and related party transactions.”

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Our Board of Directors is committed to excellence in governance. As part of that commitment, and as required by Section 14A(a)(1) of the Exchange Act, our Board of Directors is providing the stockholders with an opportunity approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

As described below under “Executive Officer and Director Compensation—Compensation Discussion and Analysis,” we have developed a compensation policy that is designed to attract and retain key executives responsible for our success and motivate management to enhance long-term stockholder value. We believe our compensation policy strikes an appropriate balance between the implementation of responsible, measured compensation practices and the effective provision of incentives for our named executive officers to exert their best efforts for our success.

For the reasons discussed above, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, Summary Compensation Table and the other compensation related tables and disclosure.”

The resolution will be approved, on a non-binding advisory basis, if the votes cast FOR exceed the votes cast AGAINST the proposal. Abstentions and broker non-votes will have no effect on the voting of this proposal. As this vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee and neither our Board of Directors nor the Compensation Committee will be required to take any action as a result of the outcome of this vote. However, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and the Compensation Committee will carefully consider the outcome of this vote when considering future executive compensation policies. We will hold a non-binding advisory vote to approve the compensation of our named executive officers annually until the next non-binding advisory vote on the frequency of such non-binding advisory votes, which will occur at our 2021 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

(PROPOSAL 2 ON YOUR PROXY CARD)

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Our Compensation Committee is responsible for overseeing the total compensation of our senior management team, which consists of our executive officers and certain other senior managers. In this capacity, our Compensation Committee designs, implements, reviews and approves all compensation for our Chief Executive Officer and our other executive officers. This section discusses the principles underlying our policies and decisions with respect to the compensation of our named executive officers, and all material factors relevant to an analysis of these policies and decisions. Our named executive officers for the fiscal year ended on December 31, 2018, were:

•	Nick Leschly, our Chief Executive Officer and Principal Executive Officer;
•	Jeffrey T. Walsh, our Chief Strategy Officer and former Chief Financial and Strategy Officer and Principal Financial Officer;
•	David Davidson, M.D., our Chief Medical Officer;
•	Philip Gregory, D. Phil., our Chief Scientific Officer; and
•	Jason F. Cole, Esq., our Chief Operating and Legal Officer.

Management changes since the end of our last completed fiscal year

Mr. Walsh served as our Chief Financial and Strategy Officer until February 2019, when Mr. William D. Baird, III joined us as our Chief Financial Officer and Mr. Walsh transitioned to the position of Chief Strategy Officer.  Mr. Walsh served as our Principal Financial Officer until March 2019, when Mr. Baird was appointed our Principal Financial Officer. In addition, Mr. Cole served as our Chief Legal Officer until February 2019, when he was appointed our Chief Operating and Legal Officer.

Stockholder engagement

We pay careful attention to any feedback we receive from our stockholders about our executive compensation program. At our 2018 Annual Meeting of Stockholders, we conducted our annual non-binding advisory vote on the compensation of our named executive officers, commonly referred to as a “say-on-pay” vote, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act.  Our Compensation Committee and Board of Directors value the opinions of our stockholders and seriously consider the voting results when making future executive compensation decisions. Over 98% of the votes cast by stockholders on this proposal at our 2018 Annual Meeting of Stockholders were cast in support of the compensation paid to our named executive officers. While this vote was a non-binding advisory vote, our Compensation Committee believes that the stockholders, through this advisory vote, generally endorsed our compensation philosophy and principles. As a result, our Compensation Committee decided to maintain our general approach to executive compensation and made no significant changes to our executive compensation program since our 2018 Annual Meeting of Stockholders. Over the past four years, our annual “say-on-pay” proposal has received consistent, overwhelming support from our stockholders, receiving at least 90% of the votes cast by our stockholders on the matter each year. Our Compensation Committee and Board of Directors are encouraged by the sustained level of stockholder support for our executive compensation program. Nevertheless, our Compensation Committee and Board of Directors will continue to monitor the executive compensation program to ensure it aligns the interests of our executive officers with the interests of our stockholders, and will endeavor to addresses any stockholder concerns that may be expressed in future votes.

Our stockholders have the opportunity annually to cast a non-binding advisory vote in connection with compensation for our named executive officers. Consistent with the recommendation of our Board of Directors and the preference of our stockholders as reflected in the non-binding advisory vote on the frequency of future “say-on-pay” votes conducted at our 2015 Annual Meeting of Stockholders, we intend to provide for annual non-binding advisory votes on the compensation of our named executive officers. The next vote on the non-binding advisory frequency of such non-binding advisory vote will occur at our 2021 Annual Meeting of Stockholders.

Company Background and Select Highlights for 2018

We are a global clinical-stage biotechnology company committed to developing potentially transformative gene therapies for severe genetic diseases and cancer.  With our lentiviral-based gene therapy and gene editing capabilities, we have built an integrated product platform with broad potential application in these areas. We believe that 2018 was a transformative year for bluebird, as we continued to make significant progress on our clinical development and other company goals, moving us closer towards fulfilling our vision of building a multi-product global commercial-stage company with a robust clinical pipeline and product engine by the end of 2022. Most importantly, we submitted our first conditional Marketing Authorization Application to the European Medicines Agency

for LentiGlobin for the treatment of adolescents and adults with transfusion-dependent β-thalassemia (TDT) and a non-β0/β0 genotype. In anticipation of our first potential commercial launch in 2019 with potentially multiple product launches thereafter, in 2018 we made substantial progress towards building and expanding our commercialization infrastructure and capabilities in the United States and Europe. To enable access to our potential products by more patients following commercial launch, we engaged in discussions with stakeholders across the healthcare system, including public and private payors, patient advocates and organizations, professional societies, and healthcare providers throughout 2018. These discussions were part of a broader, ongoing dialogue with stakeholders regarding the value of and access to our potential therapies, in exploring pathways for bringing our potential products to patients at a sustainable cost. In early 2019, we proposed novel payment models that incorporate concepts such as payments over time, to assist with realizing the value and sharing the risk of a potentially curative, one-time treatment.

In 2018, we continued to develop our LentiGlobin product candidate for the treatment of patients with TDT and a β0/β0 genotype, and to advance our clinical programs in sickle cell disease, cerebral adrenoleukodystrophy, and multiple myeloma. We executed the co-development, co-promotion and profit share agreement with Celgene Corporation for the development and commercialization of bb2121 in the United States. We expanded our research programs to enable the discovery of new oncology product candidates with new collaboration partners, Regeneron Pharmaceuticals, Inc. and Gritstone Oncology, Inc. Finally, we completed an underwritten public offering of our common stock, resulting in net proceeds to us of approximately $600.6 million, significantly strengthening our balance sheet.

These achievements impacted executive compensation in 2018, as a significant portion of our 2018 annual cash incentive program is tied to the Company’s performance and the execution of key business initiatives.

Compensation Philosophy

Our Compensation Committee believes a well-designed compensation program should align executive interests with the drivers of growth and stockholder returns by supporting the Company’s achievement of its primary business goals, and the Company’s ability to attract and retain employees whose talents, expertise, leadership, and contributions are expected to sustain growth in long-term stockholder value. Consequently, we maintain an ongoing commitment to corporate governance principles and strong performance orientation in our compensation program. Our Compensation Committee regularly reviews our compensation policies and program design overall, to ensure that they are aligned with the interests of our stockholders and our business goals, and that the total compensation paid to our employees and directors is fair, reasonable and competitive.

Key elements of our compensation programs include the following:

Compensation Element	Purpose	Features
Base salary	To attract and retain highly skilled executives.	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions and peer company data.
Annual cash incentive program	To promote and reward the achievement of key short-term strategic and business goals of the company as well as individual performance; to motivate and attract executives.	Variable component of pay based on annual quantitative and qualitative company and individual goals.
Equity incentive compensation	To encourage executives and other employees to focus on long-term company performance; to promote retention; to reward outstanding company and individual performance.

Typically subject to multi-year vesting based on continued service and are primarily in the form of stock options and restricted stock units, the value of which depends on the performance of our common stock price, in order to align employee interests with those of our stockholders over the longer-term.

In addition to our direct compensation elements, the following features of our compensation program are designed to align our executive team with stockholder interests and with market best practices:

What We Do	What We Don’t Do

Use market data from an industry-specific peer group to set competitive compensation levels

Deliver executive compensation primarily through performance-based pay

Have a clawback policy covering cash and equity incentive compensation paid to our Chief Executive Officer and other executive officers

Set challenging short-term incentive program goals

Offer market-competitive benefits for executives that are consistent with those offered to the rest of our employees

Stock ownership guidelines applicable to our senior executive officers and non-employee directors

Consult with an independent compensation advisor on compensation levels and practices

Allow hedging or pledging of equity

Permit re-pricing of stock options

Provide excessive perquisites

Provide supplemental executive retirement plans

Provide tax gross-up payments for any change-of-control payments

Determining and Setting Executive Compensation

For 2018, our Compensation Committee engaged Radford Consulting, or Radford, as its independent compensation consultant to advise on executive compensation matters including: overall compensation program design, peer group development and updates, and collecting market data to inform our compensation programs for our executives and members of our Board of Directors. We develop our compensation programs after reviewing publicly available compensation data and we also subscribe to Radford’s various global annual and specialized life sciences and general industry surveys on an ongoing basis. Radford advised the Compensation Committee on all of the principal aspects of executive compensation, including executive new hire compensation arrangements. Radford consultants attend meetings of the Compensation Committee when requested to do so. Radford reports directly to our Compensation Committee and not to management, although it meets with management for purposes of gathering information for its analyses and recommendations. Our Compensation Committee has assessed the independence of Radford consistent with NASDAQ listing standards and has concluded that the engagement of Radford does not raise any conflict of interest.

Defining and Comparing Compensation to Market Benchmarks

In evaluating the total compensation of our named executive officers, our Compensation Committee, using information provided by Radford, establishes a peer group of publicly traded companies in the biopharmaceutical and biotechnology industries that is selected based on a balance of the following criteria:

•	companies whose number of employees, stage of development and market capitalization are similar, though not necessarily identical, to ours;
•	companies with similar executive positions to ours;
•	companies against which we believe we compete for executive talent; and
•	public companies based in the United States whose compensation and financial data are available in proxy statements or through widely available compensation surveys.

In addition to the criteria above, our Compensation Committee also reviewed the peer selection criteria used by proxy advisors and considered the specific peers identified independently by each advisor, and our Compensation Committee also included in their consideration companies who list bluebird as a peer in their compensation disclosures. The Committee uses competitive compensation data from the annual total compensation study of peer companies to inform its decisions about overall compensation opportunities and specific compensation elements.

Based on these criteria and considerations, our peer group for 2018, referred to as our 2018 peer group, as approved by our Compensation Committee consisted of the following companies:

ACADIA Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.	Puma Biotechnology, Inc.
Agios Pharmaceuticals, Inc.	Juno Therapeutics, Inc.	Sage Therapeutics, Inc.
Alnylam Pharmaceuticals, Inc.	Kite Pharma, Inc.	Seattle Genetics, Inc.
Clovis Oncology, Inc.	Nektar Therapeutics, Inc.	Spark Therapeutics, Inc.
Exelixis, Inc.	Neurocrine Biosciences, Inc.	Tesaro, Inc.
Intercept Pharmaceuticals, Inc.	Portola Pharmaceuticals, Inc.

We believe that the compensation practices of our 2018 peer group provided us with appropriate compensation reference points for evaluating the compensation of our named executive officers during 2018. The Compensation Committee also considers other reference points and criteria when establishing targeted compensation levels, such as the executive’s experience level, contribution to established Company’s goals, individual performance against the executive’s individual goals where applicable, scope of responsibility, skill sets, and leadership potential, as well as the Company’s critical needs and succession planning.

For purposes of compensation for 2019, our Compensation Committee, with the advice of Radford, examined our 2018 peer group in light of our continued growth throughout 2018 which is anticipated to continue in 2019 and beyond, the stage of development of our clinical programs and our plans to seek regulatory approval of and to commercialize our product candidates, and changes in our market capitalization. With reference to these and other key business metrics, companies whose market capitalization and/or whose stage of development were no longer comparable to the Company’s stage of development were removed and new companies were added to the peer group for 2019 that better align with our market capitalization and stage of development. Our peer group for 2019, was approved by our Compensation Committee, consists of the following 17 companies:

Agios Pharmaceuticals, Inc.	FibroGen, Inc.*	Portola Pharmaceuticals, Inc.
Alkermes p.l.c.*	InCyte Corporation*	Sage Therapeutics, Inc.
Alnylam Pharmaceuticals, Inc.	Ionis Pharmaceuticals, Inc.	Seattle Genetics, Inc.
BioMarin Pharmaceutical Inc.*	Jazz Pharmaceuticals plc*	Spark Therapeutics, Inc.
Clovis Oncology, Inc.	Nektar Therapeutics	Ultragenyx Pharmaceutical Inc.*
Exelixis, Inc.	Neurocrine Biosciences, Inc.

* New to the 2019 peer group

Specifically, ACADIA Pharmaceuticals, Inc., Intercept Pharmaceuticals, Inc., Puma Biotechnology, Inc., and Tesaro, Inc. were excluded from our 2019 peer group because their market values were below the selection range or experienced clinical development setbacks that affected their comparability at the time the 2019 peer group was reviewed. Additionally, Juno Therapeutics, Inc. and Kite Pharma, Inc. were excluded from our 2019 peer group because of the completion of the acquisition of Juno Therapeutics, Inc. by Celgene Corporation, and of the completion of the acquisition of Kite Pharma, Inc. by Gilead Sciences, Inc.

Other Key Performance Factors in Determining Executive Compensation

As the biopharmaceutical industry is characterized by a very long product development cycle, including a lengthy research and development period and a rigorous approval phase involving clinical studies and governmental regulatory approval, many of the traditional benchmarking metrics, such as product sales, revenues and profits are inappropriate for a pre-commercial stage biopharmaceutical company such as bluebird. Instead, the specific performance factors our Compensation Committee considers when determining the compensation of our named executive officers include:

•	key research and development achievements, including advances in our gene therapy platforms in the fields of severe genetic diseases and cancer, and in our gene editing technology;
•	initiation and progress of clinical studies for our product candidates;
•	expansion of our manufacturing and operational capabilities, including our commercial readiness, on a global basis;
•	achievement of regulatory milestones, including regulatory filings for product approvals;
•	establishment and maintenance of key strategic relationships and new business initiatives, including financings; and
•	development of global organizational capabilities, success in hiring and growth management initiatives.

These performance factors are considered by our Compensation Committee in connection with our annual performance reviews described below and are a critical component in the determination of annual cash and equity incentive awards for our executives.

Annual Performance Reviews

Our Compensation Committee conducts an annual performance review of our named executive officers and approves the compensation of each member of our senior management team.  By the end of the first quarter of each year, annual company goals and individual performance objectives applicable to cash incentive compensation are determined and set forth in writing. After the end of each year, our Compensation Committee determines executive compensation levels after carefully reviewing overall company performance and performing an evaluation of each named executive officer’s annual performance against established company goals, as well as each individual executive officer’s contributions to achievement of the company goals and, in the case of executive officers other than our Chief Executive Officer, the achievement of individual performance objectives. In addition, our Compensation Committee may apply its discretion, as it deems appropriate, in determining executive compensation.

Annual company goals are proposed by our senior management team and reviewed and approved by our Board of Directors and Compensation Committee.  For 2018, our Chief Executive Officer’s cash incentive award was determined entirely on performance relative to company goals (to drive maximal stockholder value) and the cash incentive awards of our other named executive officers were based 80% on company goals and 20% on individual objectives.  Individual objectives for 2018 for our senior management team other than our Chief Executive Officer focused on leadership development objectives as well as individual contributions that were intended to drive achievement of the Company goals and were proposed by each member of senior management, with review and input from our Chief Executive Officer. Any merit increases in base salary and any annual equity awards or cash awards made under our 2018 annual cash incentive program were based on the achievement of these company and individual, as applicable, performance goals and objectives.  In 2018, our Compensation Committee established the target cash incentive award opportunity for each member of our senior management team under the 2018 annual cash incentive program, representing a percentage of each individual’s base salary.

During the last quarter of each year, our senior management team evaluates our company performance and each executive officer’s individual performance, as compared to the company goals and, as applicable, the individual objectives for that year.  Based on this evaluation, our Chief Executive Officer recommends to our Compensation Committee any increases in base salary and any annual equity awards and/or cash awards under our annual cash incentive program for members of the senior management team other than himself.  Our Compensation Committee, with input from the Board of Directors, evaluates our Chief Executive Officer’s individual performance and determines whether to change his base salary, grant him an annual equity award and/or change his target percentage cash award under our annual cash incentive program.  Our Compensation Committee typically grants annual equity awards, and determines changes in base salary and the amount of any cash incentive payments, at its first regularly scheduled meeting of the new year.  Our Compensation Committee may also review the compensation of our executive officers throughout the course of the year. With respect to year-end reviews, any changes in base salary are effective at the beginning of the following year. The cash incentive payments awarded under our 2018 annual cash incentive program were paid in February 2019.

Compensation Objectives and Philosophy

Our compensation programs are designed to attract, motivate and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. In particular, our compensation programs are intended to reward the achievement of specified pre-determined quantitative and qualitative individual and Company performance goals and objectives and to align the interests of our senior management team with those of our stockholders in order to attain our ultimate objective of increasing stockholder value.

We may award annual merit-based increases in base salary based upon an assessment of each executive’s performance and the scope of his or her responsibilities. Our 2018 annual cash incentive program was designed to reward annual achievements as measured against pre-determined quantitative and qualitative company performance goals, and, with respect to members of our senior management team other than our Chief Executive Officer, individual objectives. We awarded cash incentive payments to our named executive officers and the other members of our senior management team under our 2018 annual cash incentive program, which is described in more detail below.  We typically make equity grants to each of our executive officers upon commencement of employment, annually in conjunction with our review of their individual performance, and in connection with a promotion.

With the exception of our 2018 annual cash incentive program, we do not have any pre-established targets for allocations or apportionment by type of compensation. The mix of compensation components is designed to reward annual results as well as drive long-term Company performance and create stockholder value. The Compensation Committee generally targeted overall target compensation for our executive officers near the 50th percentile of compensation paid to similarly situated executives of companies in our peer group.

Base Salary for Our Named Executive Officers in 2018

We provide base salaries to our named executive officers to compensate them with a fair and competitive base level of compensation for services rendered during the year.  Our Compensation Committee typically determines the base salary for each executive based on the executive’s responsibilities, experience and, if applicable, the base salary level of the executive prior to joining bluebird.  In addition, our Compensation Committee reviews and considers the level of base salary paid by companies in our peer group for similar positions.

Any merit-based increases in base salary for all of our executive officers, other than our Chief Executive Officer, are determined by our Compensation Committee based upon a summary of the executive officer’s performance and a recommendation from our Chief Executive Officer. Any merit-based increase in base salary for our Chief Executive Officer is based upon an assessment of his performance by our Compensation Committee, input from the Board of Directors and a review by our Compensation Committee of the base salary of chief executive officers in our peer group.

With respect to Mr. Leschly, our Chief Executive Officer, at the beginning of 2018, our Compensation Committee reviewed Mr. Leschly’s overall compensation and determined to increase his annual base salary to $610,000 from $560,000, based on his critical role at the Company, his leadership of the Company throughout 2017 in which the Company’s performance significantly exceeded expectations for a number of key business objectives, and a comparison of his base salary to the base salary of chief executive officers in our 2018 peer group.

At the beginning of 2018, our Compensation Committee approved merit increases in base salary for each of our other named executive officers serving at that time, based upon the Company’s performance against the 2017 company goals, as well as each executive officer’s achievement of individual goals in 2017, and the other factors described above. The table below sets forth the adjustments to base salary, in dollars and as a percentage, for each of our named executive officers:

Name	2017 Base Salary ($)	2018 Base Salary ($)	Increase (%)
Nick Leschly	$560,000	$610,000	8.9%
Jeffrey T. Walsh	$425,000	$450,000	5.9%
David Davidson, M.D.	$410,000	$442,500	7.9%
Philip Gregory, D. Phil.	$405,000	$425,000	4.9%
Jason F. Cole, Esq.	$365,000	$390,000	6.8%

Base Salary for Our Named Executive Officers in 2019

With respect to Mr. Leschly, at the beginning of 2019, our Compensation Committee reviewed Mr. Leschly’s overall compensation and determined, based on his accomplishments during 2018 and comparison to the base salaries of chief executive officers in our 2019 peer group, to increase his annual base salary to $660,000 from $610,000.

At the beginning of 2019, our Compensation Committee approved merit increases in base salary for each of our remaining named executive officers serving at that time, based upon the Company’s performance against the 2018 company goals, each executive officer’s achievement of individual objectives and the comparison to the base salary of similar executive officers in our 2019 peer group. The table below sets forth the adjustments to base salary, in dollars and as a percentage, for each of our named executive officers serving at the beginning of 2019:

Name	2018 Base Salary ($)	2019 Base Salary ($)	Increase (%)
Nick Leschly	$610,000	$660,000	8.2%
Jeffrey T. Walsh	$450,000	$470,000	4.4%
David Davidson, M.D.	$442,500	$486,000	9.8%
Philip Gregory, D. Phil.	$425,000	$455,000	7.1%
Jason F. Cole, Esq.	$390,000	$425,000	9.0%

On February 11, 2019, William D. Baird, III joined bluebird as Chief Financial Officer, and based on his experience and an assessment of compensation information for chief financial officers at our peer and similar companies, his annual base salary was set at $450,000.

2018 Annual Cash Incentive Program

Our Compensation Committee aims to provide an appropriate mix of cash payments and equity incentive awards to meet our short- and long-term goals and objectives.  In January 2018, our Compensation Committee approved the annual cash incentive program for 2018, including the opportunity for eligible participants to earn cash incentive awards above established bonus targets based on the Company’s performance against pre-defined 2018 company goals.

Under the 2018 annual cash incentive program, cash incentive awards were determined by first establishing a bonus pool. The bonus pool was calculated by aggregating the target cash incentive awards for all eligible plan participants and then multiplying that sum by a modifier established by our Compensation Committee based on our performance as measured against the 2018 company goals. The bonus pool was then allocated among all of the plan participants in accordance with the terms of the 2018 annual cash incentive program.  In addition, our Compensation Committee had the discretion under the 2018 annual cash incentive program to adjust upward or downward any cash incentive award and/or the bonus pool as it deemed appropriate. In making its determination regarding awards under the 2018 annual cash incentive program, our Compensation Committee considered our success against our 2018 company goals and also used their discretion based on other company achievements and external factors to increase the overall bonus award pool. The 2018 company goals approved by our Board of Directors and Compensation Committee, the relative weightings assigned to each goal at the beginning of the year, and the Compensation Committee’s determination regarding our actual achievement during the performance period as a percentage of our target company goals, based in part upon the recommendations of senior management, and the weighted performance against these company goals for 2018, were as follows:

2018 Company Goals	Weighting	Level of Achievement (weighted achievement)
Path to Patients Objectives	45%	130% (58.5%)

•Achieve regulatory and product development milestones for our LentiGlobin product candidate in TDT

•Achieve regulatory and product development milestones for our LentiGlobin product candidate in SCD

•Meet operational targets to support potential first commercial launch in Europe

•Execute plan for key stakeholder engagement and market access

•Meet enrollment and patient treatment targets in our ongoing clinical studies

•Advance regulatory and development plans for bb2121

This level of achievement reflects that the Company significantly over-achieved this goal. The Company submitted its first application for regulatory approval to the EMA, made significant advancements in the clinical development of its product candidates, while also executing on plans in preparing for a potential commercial launch.

Platform Improvement Objectives	25%	115% (28.7%)
•Achieve milestones for advancement of scalable vector manufacturing process •Achieve milestones for construction of internal manufacturing capabilities		This level of achievement reflects that the Company over-achieved this goal with respect to the product platform and manufacturing capabilities.
Pipeline Objectives	15%	90% (13.5%)
•Execute on key pipeline objectives, including in oncology and in severe genetic disease

This level of achievement reflects that the Company fell short of this goal, although the Company did enter into multiple research collaborations to advance potential product candidates in oncology, and the Company, with an academic collaborator, initiated a clinical study of a new product candidate to treat patients with SCD.

Business and Culture Objectives	15%	112% (16.8%)
•Meet culture and leadership objectives •Conclude 2018 with at least two years of cash, cash equivalents and marketable securities

This level of achievement reflects that the Company over-achieved this goal by engaging in various culture and leadership initiatives while experiencing growth in multiple functional areas and geographic locations, and by completing an underwritten public equity offering.

2018 Performance Assessment	100%	117.5%

Based on the Company’s achievements during 2018 against the pre-defined 2018 Company goals, and taking into account various unanticipated performance outcomes in a broader evaluation of our performance, our Compensation Committee determined that we achieved 117.5% of our Company goals for 2018. The achievements that impacted executive compensation included the following:

Our LentiGlobin product candidate to treat TDT

•

Submitted a conditional Marketing Authorization Application to the European Medicines Agency (EMA) for LentiGlobin for the treatment of adolescents and adults with TDT and a non-β0/β0 genotype. LentiGlobin was granted an accelerated assessment by the Committee for Medicinal Products for Human Use by the EMA.

•

Completed the study follow-up period for our Northstar study (HGB-204), a multi-site, international phase 1/2 study of LentiGlobin for the treatment of patients with TDT, and reported interim clinical data from this study at two major medical meetings.

•

Advanced our Northstar-2 study (HGB-207), a multi-site, international phase 3 study of LentiGlobin for the treatment of patients with TDT and a non-β0/β0 genotype, and reported interim clinical data from this study at two major medical meetings.

•

Advanced our Northstar-3 study (HGB-212), a multi-site, international phase 3 study of LentiGlobin for the treatment of patients with TDT and a β0/β0 genotype or an IVS-I-110 mutation, treated the first pediatric patient in this study, and reported interim clinical data from this study at a major medical meeting.

Our LentiGlobin product candidate to treat SCD

•

Advanced our expanded HGB-206 study, a multi-site phase 1/2 study in the United States of LentiGlobin for the treatment of patients with SCD, and to utilize a new primary efficacy endpoint based on HbAT87Q and total hemoglobin, to potentially validate the new primary efficacy endpoint as a surrogate endpoint for SCD clinical outcomes.

•	Reported interim clinical data from this study at two major medical meetings.

Our Lenti-D product candidate to treat cerebral adrenoleukodystrophy (CALD)

•

Advanced our expanded Starbeam study, a multi-site, international phase 2/3 study of Lenti-D for the treatment of patients with CALD, and reported interim clinical data from this study at a major medical meeting.

•	Lenti-D was granted access by the EMA to its Priority Medicines (PRIME) scheme for the treatment of patients with CALD.
•	Lenti-D was granted Breakthrough Therapy designation for the treatment of patients with CALD.

Our bb2121 product candidate to treat relapsed and refractory multiple myeloma

•

In March 2018, we exercised our option to co-develop and co-promote the bb2121 product candidate in the United States by executing the Amended and Restated Co-Development, Co-Promote and Profit Share Agreement with Celgene Corporation, or Celgene.

•

Through our collaboration with Celgene, advanced the CRB-401 study, a multi-site phase 1/2 study of bb2121 for the treatment of patients with relapsed and refractory multiple myeloma, and reported interim clinical data from this study at a major medical meeting.

•

Through our collaboration with Celgene, advanced the KarMMA study (MM-001), a phase 2 study of bb2121 for the treatment of patients with relapsed and refractory multiple myeloma and completed enrollment for this registration-enabling study.

Our bb21217 product candidate to treat relapsed and refractory multiple myeloma

•

Advanced the CRB-402 study, a multi-site phase 1 study of bb21217 for the treatment of patients with relapsed and refractory multiple myeloma, and reported initial clinical data from this study at a major medical meeting.

Commercial readiness

•

Built and expanded commercialization infrastructure and capabilities in the United States and Europe and finalized plans to potentially launch our first product in 2019, with multiple potential product launches thereafter.

Platform improvements and product pipeline

•	Achieved key milestones for the construction of internal manufacturing capabilities at the facility in North Carolina.
•	Achieved milestones for advancing a scalable vector manufacturing process.
•	In collaboration with Boston Children’s Hospital, advanced a novel gene therapy approach for SCD in a clinical study, and reported initial clinical data from this study at a major medical meeting.
•	Entered into collaborations with Regeneron Pharmaceuticals, Inc. and Gritstone Oncology, Inc. to advance potential T cell receptor and CAR-T product candidates in oncology.

Finance and Operations

•

Hired and integrated approximately 362 new employees in 2018, across multiple functional areas and geographic locations, including Cambridge, Massachusetts, Seattle, Washington, Durham, North Carolina and in Europe.

•	Completed an underwritten public equity offering, from which we raised a total of approximately $600.6 million in net proceeds.
•	Completed 2018 with a balance of approximately $1.9 billion in cash, cash equivalents and marketable securities.
•	Achieved approximately 54% three-year total stockholder return for fiscal years 2016 through 2018.

For 2018, our Chief Executive Officer’s cash incentive award was entirely based on performance relative to company goals and the cash incentive awards of our other named executive officers were based 80% on company goals and 20% on individual objectives. The individual objectives in 2018 assigned to our named executive officers other than our Chief Executive Officer were as follows:

Jeffrey T. Walsh. Mr. Walsh was assigned objectives related to (1) providing leadership for the Company, (2) increasing operational capacity and efficiency, and (3) identifying and executing strategic transactions intended to enhance stockholder value, and fund the Company’s operations, including business development. The Compensation Committee determined that Mr. Walsh achieved 110% of his individual objectives in 2018.

David Davidson, M.D. Dr. Davidson was assigned objectives related to (1) providing leadership for the Company, (2) achieving clinical milestones relating to development and potential FDA and EMA approval of our product candidates, (3) supporting various regulatory objectives, and (4) expanding the Company’s medical affairs capabilities. The Compensation Committee determined that Dr. Davidson achieved 125% of his individual objectives in 2018.

Philip Gregory, D. Phil. Dr. Gregory was assigned objectives related to (1) developing and executing a strategic plan for pipeline development, and (2) directing preclinical development and advancing identified product candidates. The Compensation Committee determined that Dr. Gregory achieved 115% of his individual objectives in 2018.

Jason F. Cole, Esq. Mr. Cole was assigned objectives related to (1) providing leadership for the Company, (2) providing outstanding legal and policy advice and counsel to the Company and (3) increasing operational capacity in areas under his supervision. The Compensation Committee determined that Mr. Cole achieved 120% of his individual objectives in 2018.

The table below shows each named executive officer’s target cash incentive award under the 2018 annual cash incentive program as a percentage of the named executive officer’s annual base salary in 2018, the target cash incentive award opportunity in dollars for 2018 and the actual cash incentive award payments to our named executive officers for 2018 performance, which were paid in February 2019, as well as the actual 2018 cash incentive award payment as a percentage of the 2018 target cash incentive award opportunity. The details regarding the determination of these cash incentive awards are discussed below.

Name	2018 Target Cash Incentive Award (% of 2018 Base Salary)	2018 Target Cash Incentive Award Opportunity ($)	2018 Cash Incentive Award Payment ($)	2018 Actual Cash Incentive Award Payment (% of 2018 Target Cash Incentive Award Opportunity)
Nick Leschly	65%	$396,500	$465,888	117.5%
Jeffrey T. Walsh	45%	$202,500	$234,900	116.0%
David Davidson, M.D.	45%	$199,125	$237,000	119.0%
Philip Gregory, D. Phil.	45%	$191,250	$223,800	117.0%
Jason F. Cole, Esq.	45%	$175,500	$207,100	118.0%

2019 Annual Cash Incentive Program

In January 2019, our Compensation Committee approved the annual cash incentive program for 2019. The terms of the 2019 annual cash incentive program are substantially the same as the 2018 annual cash incentive program.

The table below shows the target cash incentive award under the 2019 annual cash incentive program as a percentage of each named executive officer’s annual base salary in 2019, as well as the target cash incentive award opportunity in dollars for 2019.

Name	2019 Target Award (% of Base Salary)	2019 Target Award Opportunity ($)
Nick Leschly	65%	$429,000
Jeffrey T. Walsh	45%	$211,500
David Davidson, M.D.	45%	$218,700
Philip Gregory, D. Phil.	45%	$204,750
Jason F. Cole, Esq.	45%	$191,250

Mr. Baird joined the Company as Chief Financial Officer on February 11, 2019, and his 2019 target cash incentive award as a percentage of his annual base salary in 2019 is 45%, with the target cash incentive award opportunity of $202,500.

In determining the 2019 actual cash incentive compensation for our named executive officers under the 2019 annual cash incentive program, our Compensation Committee will review the performance of the Company during 2019.  Our Compensation Committee retains the discretion under the 2019 annual cash incentive program to adjust upward or downward any bonus award or the bonus pool as it deems appropriate.  We expect to pay any cash incentive awards made under our 2019 annual cash incentive program in the first quarter of 2020.

Equity Awards

Our equity awards program is designed to:

•	reward demonstrated leadership and performance;
•	align our executive officers’ interests with those of our stockholders;
•	retain our executive officers through the term of the awards;
•	maintain competitive levels of executive compensation; and
•	motivate our executive officers for outstanding future performance.

The market for qualified and talented executives in the biopharmaceutical industry is highly competitive and we compete for talent with many companies that have greater resources than we do. In addition, equity awards are our primary long-term incentive vehicle for our executives. We believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, and help align the interests of our executives and our stockholders. Accordingly, we believe equity compensation is a crucial component of any competitive executive compensation package we offer.

Historically, our equity awards have generally taken the form of stock options, and beginning in 2015, restricted stock units, which deliver equivalent value while using fewer authorized shares. We typically make equity award grants to each of our executive officers upon commencement of employment, annually in conjunction with our review of their individual performance, in connection with a promotion, or as a special incentive. Our executives benefit from stock options as our stock price increases through the creation of stockholder value, and the value of RSUs increase as our stock price increase. Accordingly, we believe stock options and RSUs provide meaningful incentives to our executives to achieve increases in the value of our stock over time. In addition, the vesting feature of our equity grants contribute to executive retention by providing an incentive to our executives to remain employed by us during the vesting period.

All equity awards to our executive officers are approved by our Compensation Committee and, other than equity awards to new hires, are typically granted at our Compensation Committee’s regularly scheduled meeting at the beginning of the year. The size of equity awards vary among our executive officers based on their positions and annual performance assessments. In addition, our Compensation Committee reviews all components of the executive’s compensation to ensure that his or her total compensation is aligned with our overall philosophy and objectives. All stock options granted to our executives have exercise prices equal to the fair market value of our common stock on the date of grant, so that the recipient will not realize any value from his or her options unless our share price increases above the exercise price on the date of grant. Accordingly, this portion of our executive officers’ compensation is at risk and is directly aligned with stockholder value creation.

In addition, equity grants to our executive officers typically vest over four years, which we believe provides an incentive to our executives to add value to the Company over the long-term and to remain with bluebird. Typically, the stock options we grant to our executives have a ten-year term and vest as to 25% of the shares on the first anniversary of their hire date or the first business day of the year of grant and then the remaining shares vest in equal monthly installments thereafter until the fourth anniversary of such date. Vesting of option grants to employees ceases upon termination of employment and exercise rights typically cease three months following termination of employment, except in the case of death or disability. Prior to the exercise of an option, the stock option holder does not have any rights as a stockholder with respect to the shares subject to such option, including voting rights or the right to receive dividends or dividend equivalents. Annual restricted stock units granted to our executives generally vest in equal annual installments beginning on the first anniversary of the first business day of the year of grant, until the fourth anniversary of such date. As part of the ongoing review of our compensation strategy and practices, the Compensation Committee determines the appropriate mix of the type of equity awards, based in part on recommendations from Radford. For 2018, the target mix for equity grants to our executive officers was generally split approximately two-thirds in stock options and one-third in restricted stock units based on value. The Compensation Committee believes that this deliberate mix of equity ensures that wealth creation remains tied to stock performance and promotes retention. The Compensation Committee may adjust the mix of award types or approve different award types as part of the overall compensation strategy. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of equity awards, depending on the Compensation Committee’s assessment of the total compensation package being offered.

In connection with the annual review of our named executive officers’ performance during 2017 and consistent with our compensation philosophy, in January 2018, our Compensation Committee approved the annual equity incentive awards granted to our named executive officers as set forth in the table below:

Name	2018 Option Award (# Shares)	2018 RSU Award (# Shares)
Nick Leschly	120,000	30,000
Jeffrey T. Walsh	45,000	11,250
David Davidson, M.D.	45,000	11,250
Philip Gregory, D.Phil.	34,000	16,000
Jason F. Cole, Esq.	25,000	6,250

The equity incentive awards summarized above for Dr. Gregory reflects an award of an additional 7,500 RSUs relative to the target mix for equity grants to our executive officers. Our Compensation Committee approved this award based on Dr. Gregory’s contributions to the Company and criticality to the organization, as well as an analysis of the value of equity awards historically granted to our executive officers.

The equity awards granted to our named executive officers during 2018, and the grant date fair value of those awards determined in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, are shown in the Summary Compensation Table and the 2018 Grants of Plan-Based Awards table below.

In connection with the annual review of our named executive officers’ performance during 2018 and consistent with our compensation philosophy, in January 2019, our Compensation Committee approved annual equity incentive awards granted to our named executive officers as set forth in the table below:

Name	2019 Option Award (# Shares)	2019 RSU Award (# Shares)
Nick Leschly	100,000	25,000
Jeffrey T. Walsh	33,750	8,438
David Davidson, M.D.	37,500	9,375
Philip Gregory, D.Phil.	27,000	6,750
Jason F. Cole, Esq.	25,000	6,250

Chief Executive Officer Compensation

We believe the target compensation mix provided to our Chief Executive Officer in 2018 encouraged him to focus on the Company’s long-term success and was aligned with the long-term interests of our stockholders, in accordance with our compensation philosophy. The graphic below illustrates the mix of fixed (in the form of 2018 base salary), annual (in the form of 2018 target annual cash incentive award) and long-term incentive compensation (in the form of equity incentive awards granted in 2018) we provided to our Chief Executive Officer in 2018. Over 97% of the target compensation mix was at-risk and dependent upon the Company’s performance of achievement of business objectives. Over 95% of the target compensation mix consisted of long-term incentive compensation in the form of equity awards. Mr. Leschly’s total target compensation was set near the 50th percentile of compensation paid to similarly situated executives of companies in our peer group.

Mr. Leschly’s total 2018 compensation reported in the Summary Compensation Table below increased significantly from his total 2017 compensation because of the price of our stock when annual equity grants were made in the first half of 2018, which contributed to higher reported grant date fair values for stock options and restricted stock units granted in 2018. Over 69% of Mr. Leschly’s 2018 total compensation as reported in the Summary Compensation Table below relates to stock options which vest over a four-year period, and only realize value if our stock price increases after the date of grant. Over 25% of his total 2018 compensation as reported in the Summary Compensation Table relates to restricted stock units that also vest over a four-year period, which promotes retention while using a fewer number of authorized shares to deliver equivalent value. Due to the strong alignment between pay and performance over the last year, our Chief Executive Officer’s total realizable pay in the year ended December 31, 2018, represented by his base salary, annual cash incentive award, and restricted stock unit grants, is approximately 30% of the value disclosed in the Summary Compensation Table, as illustrated in the graphic below. Mr. Leschly will not realize any value from his stock option grants unless our share price increases above the exercise price on the date of grant.

Benefits and Other Compensation

Other compensation to our executives consists primarily of the broad-based benefits we provide to all full-time employees in the United States, including medical, dental and vision insurance, group life and disability insurance, an employee stock purchase plan and a 401(k) plan. Pursuant to our employee stock purchase plan, employees, including our named executive officers, have an opportunity to purchase our common stock at a discount on a tax-qualified basis through payroll deductions. The employee stock purchase plan is designed to qualify as an “employee stock purchase plan” under Section 423 of the Code. The purpose of the employee stock purchase plan is to encourage our employees, including our named executive officers, to become our stockholders and better align their interests with those of our other stockholders. Pursuant to our 401(k) plan, employees, including our named executive officers, may elect to defer a portion of their current compensation up to the statutorily prescribed annual limit (which was $18,500 in 2018), with additional salary deferrals not to exceed $24,500 available to those employees 50 years of age or older, and to have the amount of this deferral contributed to our 401(k) plan. We make discretionary matching contributions and other employer contributions on behalf of eligible employees under our 401(k) plan. For fiscal year 2018, we matched a portion of eligible employee contributions equal to 50% of the first 6% of eligible contributions pursuant to our 401(k) plan’s matching formula.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our named executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment and retention purposes. None of our named executive officers received perquisites or other personal benefits with an aggregate value of $10,000 or more in 2018. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our Compensation Committee.

Certain executives, including our named executive officers, may be entitled to certain severance and/or change in control protections pursuant to their employment agreements, which are described below under “Executive Officer and Director Compensation—Employment.”  Our goal in providing severance and change in control benefits is to offer sufficient cash continuity protection such that our executives will focus their full time and attention on the requirements of the business rather than the potential implications for their respective position. We prefer to have certainty regarding the potential severance amounts payable to the named executive officers, rather than negotiating severance at the time that a named executive officer’s employment terminates.

Insider Trading Policy

Our insider trading policy expressly prohibits short sales and derivative transactions of our stock by our named executive officers, directors and specified other employees, including short sales of our securities, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities; or other hedging or monetization transactions accomplished through the use of prepaid variable forwards, equity swaps, collars and exchange funds. In addition, our insider trading policy expressly prohibits our named executive officers, directors and specified other employees from purchasing our securities on margin, borrowing against company securities held in a margin account, or pledging our securities as collateral for a loan.

Clawback Policy

In 2017, our Compensation Committee and Board of Directors adopted a clawback policy that covers incentive compensation paid to our executive officers, including our Chief Executive Officer, Principal Financial Officer and our Principal Accounting Officer. The policy provides that if we are required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirement and/or intentional misconduct by a covered executive, our Compensation Committee may require the covered executive to repay to us any excess compensation received by the covered executive during the covered period. For purposes of this policy, excess compensation means annual cash bonus and long-term equity incentive compensation that is in excess of the amount such covered executive would have received, if the annual cash bonus and/or long term equity incentive compensation had been determined based on the financial results reported in the restated financial statement.

Share Ownership Guidelines

In 2017, our Compensation Committee and Board of Directors adopted share ownership guidelines applicable to our non-employee directors and our senior executive officers, including our Chief Executive Officer, to further align the interests of the leadership of the Company with those of our stockholders. The equity ownership guidelines are as follows: our Chief Executive Officer must hold equity worth at least three times his base salary; each of our other senior executive officers must hold equity worth at least one times his or her base salary; and each of our non-employee directors must hold equity worth at least three times the annual cash retainer for service on the Board of Directors. Covered individuals and newly appointed or elected persons have five years to achieve the guideline. The following forms of equity will count toward the ownership guidelines: shares owned outright, vested but unexercised “in-the-money” stock options, and fifty percent of unvested restricted stock units. All senior executive officers and directors are currently meeting or are working to achieve these guidelines within the five-year time period.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code, or Section 162(m), disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid in any fiscal year to certain specified executive officers or former executive officers. For taxable years beginning before January 1, 2018 (i) these executive officers consisted of a public corporation’s chief executive officer and up to three other executive officers (other than the chief financial officer) whose compensation is required to be disclosed to stockholders under the Exchange Act because they are our most highly-compensated executive officers and (ii) qualifying “performance-based compensation” was not subject to this deduction limit if specified requirements are met.

Pursuant to the Tax Cuts and Jobs Act of 2017, or the Tax Act, which was signed into law on December 22, 2017, for taxable years beginning after December 31, 2017, the remuneration of a public corporation’s chief financial officer is also subject to the deduction limit and anyone who was a named executive officer in any year after 2016 will remain a covered employee for as long as he or she (or his or her beneficiaries) receives compensation from the Company. In addition, subject to certain transition rules (which apply to remuneration provided pursuant to written binding contracts which were in effect on November 2, 2017 and which are not subsequently modified in any material respect), for taxable years beginning after December 31, 2017, the exemption from the deduction limit for “performance-based compensation” is no longer available. Consequently, for fiscal years beginning after December 31, 2017, all remuneration in excess of $1 million paid to a specified executive will not be deductible.

In designing our executive compensation program and determining the compensation of our executive officers, including our named executive officers, the Compensation Committee considers a variety of factors, including the potential impact of the Section 162(m) deduction limit. However, the Compensation Committee will not necessarily limit executive compensation to that which is or may be deductible under Section 162(m). The deductibility of some types of compensation depends upon the timing of an executive officer’s vesting or exercise of previously granted rights. Further, interpretations of and changes in the tax laws, and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation. The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its compensation goals.

To maintain flexibility to compensate our executive officers in a manner designed to promote our short-term and long-term company goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. The Compensation Committee believes that our stockholders’ interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expense. From time to time, the Compensation Committee may approve compensation for our named executive officers that does not comply with an exemption from the deduction limit when it believes that such compensation is consistent with the goals of our executive compensation program and is in the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. We have not agreed to provide any executive officer, including any named executive officers, with a “gross-up” or other reimbursement payment for any tax liability that the executive officer might owe as a result of the application of Sections 280G or 4999 of the Code.

Section 409A of the Internal Revenue Code

Section 409A of the Code imposes additional significant taxes in the event that an executive officer, director or service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A of the Code. Although we do not maintain a traditional nonqualified deferred compensation plan, Section 409A of the Code may apply to certain severance arrangements, bonus arrangements and equity awards.  We endeavor to structure all our severance arrangements, bonus arrangements and equity awards in a manner to either avoid the application of Section 409A or, to the extent doing so is not possible, to comply with the applicable requirements of Section 409A of the Code.

Accounting for Stock-Based Compensation

We follow FASB ASC 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board of Directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Stock Option Granting Practices

Delegation to Our Chief Executive Officer

Currently, all of our full-time employees, including our named executive officers, are eligible to participate in our 2013 Stock Option and Incentive Plan, or the 2013 Plan. All new full-time employees are granted stock options and restricted stock units when they start employment and all continuing employees are eligible for stock option and restricted stock unit awards on an annual basis based on performance and upon promotions to positions of greater responsibility. Our Compensation Committee has delegated to Mr. Leschly, our Chief Executive Officer, the authority to make equity awards under our 2013 Plan to new hires (other than to executive officers), in connection with promotions and with our annual incentive program (other than to executive officers) and in connection with certain performance-based restricted stock units (other than to executive officers). The number of shares underlying stock options and the number of restricted stock units he may grant to any one individual must be within the range specifically set by our Compensation Committee for these awards, and the aggregate number of shares underlying stock options and the number of restricted stock units that Mr. Leschly  may grant within a period must be within specified limits set by our Compensation Committee for these awards. The exercise price of stock options must be equal to the closing price of our common stock on the NASDAQ Global Market on the date of grant.  With respect to stock option awards and restricted stock units to new hires other than executive officers, Mr. Leschly approves the awards in connection with such hires and provides that the awards are to be granted to the new hires on the first business day of the calendar month following the date of such new hires’ first date of regular employment. With respect to stock option and restricted stock unit awards made in connection with promotions other than of executive officers, Mr. Leschly approves the awards in connection with such promotions and provides that the awards are to be granted on the first business day of the calendar month following the date of such promotions. Mr. Leschly is required to maintain a list of stock options and restricted stock units granted pursuant to such delegated authority and periodically report to our Compensation Committee regarding such awards.

Compensation Risk Assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce superior short- and long-term results that are in the best interests of our Company and our stockholders in order to attain our ultimate objective of increasing stockholder value, and we have established, and our Compensation Committee endorses, several controls to address and mitigate compensation related risk.  These include the introduction of stock ownership guidelines for our senior executive officers and our directors, and a clawback policy that permits recovery of incentive compensation from our executive officers in the event that cash and equity incentive award amounts are based on financial results that are subsequently restated. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Report of the Compensation Committee on Executive Compensation

Our Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management.  Based upon such review and discussions, our Compensation Committee recommended to our Board of Directors that such section be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018, which was filed with the SEC on February 21, 2019.

By the Compensation Committee of the Board of Directors of bluebird bio, Inc.

Daniel S. Lynch, Chairperson

Wendy L. Dixon, Ph.D.

David Schenkein, M.D.

Executive Compensation

Summary Compensation Table

The following table sets forth the total compensation awarded to, earned by and paid during the fiscal years ended December 31, 2018, December 31, 2017 and December 31, 2016 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option awards ($)(1)	Stock awards ($)(1)	Non-equity incentive plan compensation ($)		All other compensation ($)		Total ($)
Nick Leschly	2018	610,000	—		16,719,582	6,157,500	465,888	(2)	9,250	(3)	23,962,220
Chief Executive Officer	2017	560,000	—		5,683,090	2,079,000	431,200	(4)	9,000	(3)	8,762,290
	2016	500,000	—		2,929,487	1,136,475	309,375	(5)	5,250	(3)	4,880,587

Jeffrey T. Walsh	2018	450,000	—		6,269,843	2,309,063	234,900	(2)	12,250	(3)	9,276,056
Chief Strategy Officer	2017	425,000	—		3,012,038	1,103,760	250,600	(4)	12,000	(3)	4,803,398
	2016	375,000	—		1,822,792	707,140	187,800	(5)	5,250	(3)	3,097,982

David Davidson, M.D.	2018	442,500	—		6,269,843	2,309,063	237,000	(2)	12,250	(3)	9,270,656
Chief Medical Officer	2017	410,000	—		1,761,758	642,600	223,100	(4)	12,000	(3)	3,049,458
	2016	380,000	—		1,249,915	484,896	169,100	(5)	5,250	(3)	2,289,161

Philip Gregory, D. Phil.	2018	425,000	—		4,737,215	3,284,000	223,800	(2)	9,250	(3)	8,679,265
Chief Scientific Officer	2017	405,000	—		1,761,758	642,600	212,300	(4)	9,000	(3)	3,030,658
	2016	375,000	75,000	(6)	1,041,596	404,080	166,900	(5)	5,250	(3)	2,067,826

Jason F. Cole, Esq.	2018	390,000	—		3,483,246	1,282,813	207,100	(2)	9,250	(3)	5,372,409
Chief Operating and Legal Officer	2017	365,000	—		1,472,437	536,760	195,700	(4)	9,000	(3)	2,578,897
	2016	340,000	—		680,295	277,805	151,300	(5)	5,250	(3)	1,454,650

(1)

The amounts reported in the “Option awards” and “Stock awards” columns above represent the aggregate grant date fair value of the stock options and restricted stock units granted to such named executive officers during 2016, 2017 and 2018 as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures related to service-based vesting conditions. See note 13 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 21, 2019 for a discussion of assumptions made by the Company in determining the aggregate grant date fair value of our stock option and restricted stock unit awards. Note that the amounts reported in these columns reflect the accounting cost for these stock options and restricted stock units, and do not correspond to the actual economic value that may be received by the named executive officers from the stock options and restricted stock units.

(2)

Amounts represent cash incentive payment under our annual cash incentive program earned in 2018, and paid during 2019, based on achievement of company and/or individual performance goals (if applicable).

(3)	Amounts represent the employer matching contribution to the executive’s 401(k) plan contributions during the relevant year.
(4)

Amounts represent cash incentive payment under our annual cash incentive program earned in 2017, and paid during 2018, based on achievement of company and/or individual performance goals (if applicable).

(5)	Amounts represent cash payment under our annual cash incentive program earned in 2016, and paid during 2017, based on achievement of performance goals.
(6)	The amount reported consists of Dr. Gregory’s retention bonus paid pursuant to the terms of his employment agreement.

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards to the Company’s named executive officers during the fiscal year ended December 31, 2018.

Name	Grant date	Estimated future payouts under non-equity incentive plan awards: Target ($)(1)	All other stock awards: Number of shares of stock or units (#)		All other option awards: Number of securities underlying options (#)		Exercise or base price of stock and option awards ($/share)(2)	Grant date fair value of stock and option awards ($)(3)
Nick Leschly		396,500
	2/1/2018	—			120,000	(4)	205.25	16,719,582
	2/1/2018	—	30,000	(5)				6,157,500

Jeffrey T. Walsh		202,500
	2/1/2018	—			45,000	(4)	205.25	6,269,843
	2/1/2018	—	11,250	(5)				2,309,063

David Davidson, M.D.		199,125
	2/1/2018	—			45,000	(4)	205.25	6,269,843
	2/1/2018	—	11,250	(5)				2,309,063

Philip Gregory, D. Phil.		191,250
	2/1/2018	—			34,000	(4)	205.25	4,737,215
	2/1/2018	—	16,000	(5)				3,284,000

Jason F. Cole, Esq.		175,500
	2/1/2018	—			25,000	(4)	205.25	3,483,246
	2/1/2018	—	6,250	(5)				1,282,813

(1)

Represents the target amount of each executive’s cash incentive payments under our 2018 annual cash incentive program as established by the Compensation Committee and described in “Compensation Discussion and Analysis” above.  Actual payments made for 2018 are provided in the “Summary Compensation Table.” Cash incentive payments are not subject to threshold or maximum payout levels, and accordingly, those columns have been omitted.

(2)	The exercise price of these stock options is equal to the closing price of our common stock on the NASDAQ Global Select Market on the grant date.
(3)

Amounts represent the grant date fair value of the named executive officer’s stock options and restricted stock units, calculated in accordance with FASB ASC Topic 718.  The grant date fair value of our stock options is calculated using a Black-Scholes valuation model.  For purposes of these calculations, we have disregarded the estimate of forfeitures related to service-based vesting conditions.

(4)	Options subject to time-based vesting criteria established by the Compensation Committee and described in the footnotes to the Outstanding Equity Awards at December 31, 2018 table below.
(5)

Restricted stock units subject to time-based vesting criteria established by the Compensation Committee and described in the footnotes to the Outstanding Equity Awards at December 31, 2018 table below.

Outstanding Equity Awards at Fiscal Year End

Outstanding equity awards at December 31, 2018

The following table sets forth information concerning the outstanding equity awards held by each of the named executive officers as of December 31, 2018.

	Option Awards (1)					Stock Awards (1)
Name	Number of securities underlying unexercised options ((#) exercisable	Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($/share)	Option expiration date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Nick Leschly	33,649	—		5.50	1/16/2023	—		—
	15,999	—		5.50	1/16/2023	—		—
	73,006	—		5.50	1/16/2023	—		—
	10,197	—		5.50	1/16/2023	—		—
	70,504	—		5.50	1/16/2023	—		—
	165,000	—		24.47	3/3/2024	—		—
	161,545	3,455	(2)	97.40	3/2/2025	—		—
	65,625	24,375	(3)	50.51	3/1/2026	—		—
	52,701	57,299	(4)	75.60	2/1/2027	—		—
	—	120,000	(5)	205.25	2/1/2028	—		—
	—	—		—	—	11,250	(6)	1,116,000
	—	—		—	—	20,625	(7)	2,046,000
	—	—		—	—	30,000	(8)	2,976,000
Jeffrey T. Walsh	20,521	—		24.47	3/3/2024	—		—
	73,420	1,580	(2)	97.40	3/2/2025	—		—
	40,818	15,182	(3)	50.51	3/1/2026	—		—
	27,929	30,371	(4)	75.60	2/1/2027	—		—
	—	45,000	(5)	205.25	2/1/2028	—		—
	—	—		—	—	7,000	(6)	694,400
	—	—		—	—	10,950	(7)	1,086,240
	—	—		—	—	11,250	(8)	1,116,000
David Davidson, M.D.	876	—		5.50	1/16/2023	—		—
	916	—		5.50	1/16/2023	—		—
	17,010	—		5.50	1/16/2023	—		—
	149	—		5.50	1/16/2023	—		—
	14,000	—		24.47	3/3/2024	—		—
	58,750	1,250	(2)	97.40	3/2/2025	—		—
	28,000	10,400	(3)	50.51	3/1/2026	—		—
	16,335	17,765	(4)	75.60	2/1/2027	—		—
	—	45,000	(5)	205.25	2/1/2028	—		—
						4,800	(6)	476,160
	—	—		—	—	6,375	(7)	632,400
	—	—		—	—	11,250	(8)	1,116,000
Philip Gregory, D. Phil.	43,730	6,270	(9)	163.07	7/1/2025	—		—
	5,318	8,682	(3)	50.51	3/1/2026	—		—
	13,535	17,765	(4)	75.60	2/1/2027	—		—
	—	34,000	(5)	205.25	2/1/2028	—		—
	—	—		—	—	4,000	(6)	396,800
	—	—		—	—	6,375	(7)	632,400
	—	—		—	—	8,500	(8)	843,200
	—	—		—	—	7,500	(10)	744,000
Jason F. Cole, Esq.	2,248	—		22.53	2/10/2024	—		—
	34,265	735	(2)	97.40	3/2/2025	—		—
	7,830	5,670	(3)	50.51	3/1/2026	—		—
	13,648	14,852	(4)	75.60	2/1/2027	—		—
	—	25,000	(5)	205.25	2/1/2028	—		—
	—	—		—	—	2,750	(6)	272,800
	—	—		—	—	5,325	(7)	528,240
	—	—		—	—	6,250	(8)	620,000

(1)

All unvested stock options and restricted stock awards were granted under our 2013 Plan. The market value of the restricted stock unit award is based on the closing stock price of $99.20 per share for our common stock as reported on the NASDAQ Global Select Market on December 31, 2018, the last trading day in the fiscal year ended December 31, 2018.

(2)

Represents options to purchase shares of our common stock granted on March 2, 2015. The shares underlying these options vest as follows: 25% vested on January 1, 2016, with the remainder of the shares vesting in equal monthly installments over the following three years through January 1, 2019, subject to continued service with us through each applicable vesting date.

(3)

Represents options to purchase shares of our common stock granted on March 1, 2016. The shares underlying these options vest as follows: 25% vested on January 4, 2017, with the remainder of the shares vesting in equal monthly installments over the following three years through January 4, 2020, subject to continued service with us through each applicable vesting date.

(4)

Represents options to purchase shares of our common stock granted on February 1, 2017. The shares underlying these options vest as follows: 25% vested on January 4, 2018, with the remainder of the shares vesting in equal monthly installments over the following three years through January 4, 2021, subject to continued service with us through each applicable vesting date.

(5)

Represents options to purchase shares of our common stock granted on February 1, 2018. The shares underlying these options vest as follows: 25% vested on January 4, 2019, with the remainder of the shares vesting in equal monthly installments over the following three years through January 4, 2022, subject to continued service with us through each applicable vesting date.

(6)	Restricted stock unit award vests in four equal annual installments through January 4, 2020, subject to continued service with us through each applicable vesting date.
(7)	Restricted stock unit award vests in four equal annual installments through January 4, 2021, subject to continued service with us through each applicable vesting date.
(8)	Restricted stock unit award vests in four equal annual installments through January 4, 2022, subject to continued service with us through each applicable vesting date.
(9)

Represents options to purchase shares of our common stock granted on July 1, 2015. The shares underlying these options vest as follows: 25% vested on June 15, 2016, with the remainder of the shares vesting in equal monthly installments over the following three years through June 15, 2019, subject to continued service with us through each applicable vesting date.

(10)	Restricted stock unit award vests in two equal annual installments through January 4, 2020, subject to continued service with us through each applicable vesting date.

Option Exercises and Stock Vested

The following table sets forth, for each of the named executive officers, information with respect to the exercise of stock options and the vesting of restricted stock unit awards during the year ended December 31, 2018.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Nick Leschly	—	—	12,500	2,118,750
Jeffrey T. Walsh	47,500	7,272,977	7,150	1,211,925
David Davidson, M.D.	111,200	16,772,976	4,525	766,988
Philip Gregory, D. Phil.	10,800	1,161,360	12,459	2,225,143
Jason F. Cole, Esq.	29,438	5,129,416	3,150	533,925

(1)

Value realized on exercise of stock option awards does not represent proceeds from any sale of any common stock acquired upon exercise, but is determined by multiplying the number of shares acquired upon exercise by the difference between the per share exercise price of the option and the closing price of a share of our common stock on the NASDAQ Global Select Market at each time of exercise.

(2)

The value realized on vesting is based on the closing market price per share of our common stock on the NASDAQ Global Select Market on the vesting date, multiplied by the number of restricted stock units that vested.

Employment Arrangements with our Named Executive Officers

Nick Leschly. We have entered into an amended and restated employment agreement, effective as of the closing of our initial public offering on June 24, 2013, with Mr. Leschly for the position of President and Chief Executive Officer. Mr. Leschly currently receives an annual base salary of $660,000, which is subject to adjustment at the discretion of the Compensation Committee. Mr. Leschly is also eligible for an annual cash incentive award targeted at 65% of his annual base salary.  Mr. Leschly is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Jeffrey T. Walsh. We have entered into an amended and restated employment agreement, effective as of the closing of our initial public offering on June 24, 2013, with Mr. Walsh.  Mr. Walsh currently serves as our Chief Strategy Officer, and receives an annual base salary of $470,000, which is subject to adjustment at the discretion of the Compensation Committee. Mr. Walsh is also eligible for an annual cash incentive award targeted at 45% of his annual base salary, payable at the discretion of the Compensation Committee. Mr. Walsh is eligible to participate in our employee benefit plans, subject to the terms of those plans.

David Davidson, M.D. We have entered into an amended and restated employment agreement, effective as of the closing of our initial public offering on June 24, 2013, with Dr. Davidson for the position of Chief Medical Officer. Dr. Davidson currently receives an annual base salary of $486,000, which is subject to adjustment at the discretion of the Compensation Committee. Dr. Davidson is also eligible for an annual cash incentive award targeted at 45% of his annual base salary, payable at the discretion of the Compensation Committee. Dr. Davidson is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Philip Gregory, D. Phil. We have entered into an employment agreement with Dr. Gregory, effective as of May 30, 2015, and amended on November 3, 2016. Dr. Gregory currently serves as our Chief Scientific Officer and receives an annual base salary of $455,000, which is subject to adjustment at the discretion of the Compensation Committee. Dr. Gregory is also eligible for an annual cash incentive award targeted at 45% of his annual base salary, payable at the discretion of the Compensation Committee. Dr. Gregory is eligible to participate in our employee benefit plans, subject to the terms of those plans.

Jason F. Cole, Esq. We have entered into an employment agreement with Mr. Cole, effective as of February 3, 2014, and amended on March 7, 2016 and November 3, 2016.  Mr. Cole currently serves as our Chief Operating and Legal Officer and receives an annual base salary of $425,000, which is subject to adjustment at the discretion of the Compensation Committee. Mr. Cole is also eligible for an annual cash incentive award targeted at 45% of his annual base salary, payable at the discretion of the Compensation Committee. Mr. Cole is eligible to participate in our employee benefit plans, subject to the terms of those plans.

These employment agreements also contain provisions that provide for certain payments and benefits in the event of an involuntary termination of employment. In addition, the named executive officers may be entitled to accelerated vesting of their outstanding and unvested awards in certain circumstances. The information below describes certain compensation that may become due as a result of certain events. These payments and benefits are in addition to benefits available generally to salaried employees, including an ability to participate in our Section 401(k) plan, and our employee stock purchase plan, accrued benefits under our health and welfare plans and arrangements and vacation pay or other accrued benefits under our medical and dental insurance plans, that are not generally described. Outstanding equity awards for the named executive officers as of December 31, 2018 are set forth under “Outstanding equity awards at December 31, 2018” above.

Involuntary termination of employment

Pursuant to their employment agreements, each named executive officer is eligible to receive certain payments and benefits in the event his employment is terminated by us without “cause” (as defined in the employment agreements) or in the event he terminates his employment with “good reason” (as defined in the employment agreements). Upon the timely execution of a severance agreement, including a general release of claims, each named executive officer is eligible to receive the following payments and benefits:

•	12 months of base salary continuation; and
•

if he elects to continue his or her group healthcare benefits, to the extent authorized by and consistent with COBRA, we will pay the named executive officer a monthly cash payment equal to the monthly employer contribution we would have made to provide him health insurance if he had remained employed by us until the earlier of (1) 12 months following the date of termination, or (2) the end of the named executive officer’s COBRA health continuation period.

Sale event

In addition, in the event that any of our current named executive officers terminates his employment with us for good reason or his employment with us is terminated by us without cause, in either case within 12 months following a “sale event” (as defined in the 2013 Plan), he will be entitled to receive the following payments and benefits (in lieu of the payments and benefits described above) upon the timely execution of a severance agreement, including a general release of claims:

•

a lump sum cash payment equal to one times (or one and a half times in the case of Mr. Leschly) the sum of (1) the named executive officer’s then-current base salary (or base salary in effect immediately prior to the sale event, if higher) and (2) the named executive officer’s target annual cash incentive compensation; and

•

if he elects to continue his group healthcare benefits, to the extent authorized by and consistent with COBRA, we will pay the named executive officer a monthly cash payment equal to the monthly employer contribution we would have made to provide him or her health insurance if he had remained employed by us until the earlier of (1) 12 months (or 18 months in the case of Mr. Leschly) following the date of termination or (2) the end of the named executive officer’s COBRA health continuation period; and

•

all stock options and other stock-based awards granted to the named executive officer after the date of his employment agreement will become fully exercisable and non-forfeitable as of the date of the named executive officer’s termination.

Estimated Payment and Benefits Upon Termination or Change of Control

The amount of compensation and benefits payable to each named executive officer who was employed on December 31, 2018 under our current employment agreements in various termination and change in control situations has been estimated in the tables below.  The value of the equity vesting acceleration was calculated for each of the tables below based on the assumption that the change in control and the named executive officer’s employment termination occurred on December 31, 2018, the last business day of the fiscal year ended December 31, 2018.  The per share closing price of the Company’s stock on the NASDAQ Global Select Market as of December 31, 2018, the last trading day of 2018, was $99.20, which was used as the value of the Company’s stock in the change in control.  The value of the option vesting acceleration was calculated by multiplying the number of unvested option shares subject to vesting acceleration as of December 31, 2018, by the difference between the per share closing price of the Company’s stock as of December 31, 2018, and the per share exercise price for such unvested option shares. The value of restricted stock unit vesting acceleration was calculated by multiplying the number of unvested restricted stock units subject to vesting acceleration as of December 31, 2018, by the per share closing price of the Company’s stock as of December 31, 2018.

Mr. Nick Leschly

The following table describes the potential payments and benefits upon employment termination for Mr. Leschly, as if his employment terminated as of December 31, 2018, the last business day of the fiscal year.

Executive Benefits and Payment upon Termination	Voluntary Resignation not For Good Reason ($)	Voluntary Resignation For Good Reason Not in Connection with a Sale Event ($)		Termination by Company without Cause Not in Connection with a Sale Event ($)		Termination By Company for Cause ($)	Termination by Company without Cause or Voluntary Resignation for Good Reason within 12 Months Following a Sale Event ($)
Compensation:
Base salary	—	610,000	(1)	610,000	(1)	—	915,000	(2)
Cash incentive compensation	—	—		—		—	594,750	(3)
Acceleration of unvested and outstanding stock options and restricted stock unit awards	—	—		—		—	8,683,294	(4)

Benefits and Perquisites:
Health care continuation	—	20,282	(5)	20,282	(5)	—	30,423	(6)
Total	—	630,282		630,282		—	10,223,467

(1)	Twelve months of 2018 base salary continuation.
(2)	One and a half times base salary in effect prior to the termination, payable in a lump sum.
(3)	One and a half times Mr. Leschly’s target annual cash incentive compensation bonus for 2018, payable in a lump sum.
(4)

Value attributable to the acceleration of 100% of Mr. Leschly’s (i) then unvested and outstanding options, determined by multiplying the number of shares underlying such options by the difference between the per share exercise price of the options and the per share closing price of our common stock on the NASDAQ Global Select Market on December 31, 2018, and (ii) then unvested restricted stock units, determined by multiplying the number of restricted stock units accelerated by the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2018.

(5)

Payment of the COBRA health and dental insurance premiums for Mr. Leschly and his dependents until the earlier of (a) 12 months following the date of termination, or (b) the end of the named executive officer’s COBRA health continuation period.

(6)

Payment of the COBRA health and dental insurance premiums for Mr. Leschly and his dependents until the earlier of (a) 18 months following the date of termination, or (b) the end of the named executive officer’s COBRA health continuation period.

Mr. Jeffrey T. Walsh

The following table describes the potential payments and benefits upon employment termination for Mr. Walsh, as if his employment terminated as of December 31, 2018, the last business day of the fiscal year.

Executive Benefits and Payment upon Termination	Voluntary Resignation not For Good Reason ($)	Voluntary Resignation For Good Reason Not in Connection with a Sale Event ($)		Termination by Company without Cause Not in Connection with a Sale Event ($)		Termination By Company for Cause ($)	Termination by Company without Cause or Voluntary Resignation for Good Reason within 12 Months Following a Sale Event ($)
Compensation:
Base salary	—	450,000	(1)	450,000	(1)	—	450,000	(2)
Cash incentive compensation	—	—		—		—	202,500	(3)
Acceleration of unvested and outstanding stock options and restricted stock unit awards	—	—		—		—	5,148,351	(4)

Benefits and Perquisites:
Health care continuation	—	20,282	(5)	20,282	(5)	—	20,282	(5)
Total	—	470,282		470,282		—	5,821,133

(1)	Twelve months of 2018 base salary continuation
(2)	One times base salary in effect prior to the termination, payable in a lump sum.
(3)	Target bonus for 2018, payable in a lump sum.
(4)

Value attributable to the acceleration of 100% of Mr. Walsh’s (i) then unvested options, determined by multiplying the number of shares accelerated by the difference between the exercise price of the option and the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2018, and (ii) then unvested restricted stock units, determined by multiplying the number of restricted stock units accelerated by the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2018.

(5)

Payment of the COBRA health and dental insurance premiums for Mr. Walsh and his dependents until the earlier of (a) 12 months following the date of termination, or (b) the end of the named executive officer’s COBRA health continuation period.

Dr. David Davidson

The following table describes the potential payments and benefits upon employment termination for Dr. Davidson, as if his employment terminated as of December 31, 2018, the last business day of the fiscal year.

Executive Benefits and Payment upon Termination	Voluntary Resignation not For Good Reason ($)	Voluntary Resignation For Good Reason Not in Connection with a Sale Event ($)		Termination by Company without Cause Not in Connection with a Sale Event ($)		Termination By Company for Cause ($)	Termination by Company without Cause or Voluntary Resignation for Good Reason within 12 Months Following a Sale Event ($)
Compensation:
Base salary	—	442,500	(1)	442,500	(1)	—	442,500	(2)
Cash incentive compensation	—	—		—		—	199,125	(3)
Acceleration of unvested and outstanding stock options and restricted stock unit awards	—	—		—		—	3,152,440	(4)

Benefits and Perquisites:
Health care continuation	—	20,131	(5)	20,131	(5)	—	20,131	(5)
Total	—	462,631		462,631		—	3,814,196

(1)	Twelve months of 2018 base salary continuation
(2)	One times base salary in effect prior to the termination, payable in a lump sum.
(3)	Target bonus for 2018, payable in a lump sum.

(4)

Value attributable to the acceleration of 100% of Dr. Davidson’s (i) then unvested options, determined by multiplying the number of shares accelerated by the difference between the exercise price of the option and the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2018, and (ii) then unvested restricted stock units, determined by multiplying the number of restricted stock units accelerated by the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2018.

(5)

Payment of the COBRA health and dental insurance premiums for Dr. Davidson and his dependents until the earlier of (a) 12 months following the date of termination, or (b) the end of the named executive officer’s COBRA health continuation period.

Dr. Philip Gregory

The following table describes the potential payments and benefits upon employment termination for Dr. Gregory, as if his employment terminated as of December 31, 2018, the last business day of the fiscal year.

Executive Benefits and Payment upon Termination	Voluntary Resignation not For Good Reason ($)	Voluntary Resignation For Good Reason Not in Connection with a Sale Event ($)		Termination by Company without Cause Not in Connection with a Sale Event ($)		Termination By Company for Cause ($)	Termination by Company without Cause or Voluntary Resignation for Good Reason within 12 Months Following a Sale Event ($)
Compensation:
Base salary	—	425,000	(1)	425,000	(1)	—	425,000	(2)
Cash incentive compensation	—	—		—		—	191,250	(3)
Acceleration of unvested and outstanding stock options and restricted stock unit awards	—	—		—		—	3,458,381	(4)

Benefits and Perquisites:
Health care continuation	—	20,282	(5)	20,282	(5)	—	20,282	(5)
Total	—	445,282		445,282		—	4,094,913

(1)	Twelve months of 2018 base salary continuation.
(2)	Twelve months base salary in effect prior to the termination, payable in a lump sum.
(3)	Target bonus for 2018, payable in a lump sum.
(4)

Value attributable to the acceleration of 100% of Dr. Gregory’s (i) then unvested options, determined by multiplying the number of shares accelerated by the difference between the exercise price of the option and the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2018, and (ii) then unvested restricted stock units, determined by multiplying the number of restricted stock units accelerated by the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2018.

(5)

Payment of the COBRA health and dental insurance premiums for Dr. Gregory and his dependents until the earlier of (a) 12 months following the date of termination, or (b) the end of the named executive officer’s COBRA health continuation period.

Jason F. Cole, Esq.

The following table describes the potential payments and benefits upon employment termination for Mr. Cole, as if his employment terminated as of December 31, 2018, the last business day of the fiscal year.

Executive Benefits and Payment upon Termination	Voluntary Resignation not For Good Reason ($)	Voluntary Resignation For Good Reason Not in Connection with a Sale Event ($)		Termination by Company without Cause Not in Connection with a Sale Event ($)		Termination By Company for Cause ($)	Termination by Company without Cause or Voluntary Resignation for Good Reason within 12 Months Following a Sale Event ($)
Compensation:
Base salary	—	390,000	(1)	390,000	(1)	—	390,000	(2)
Cash incentive compensation	—	—		—		—	175,500	(3)
Acceleration of unvested and outstanding stock options and restricted stock unit awards	—	—		—		—	2,048,943	(4)

Benefits and Perquisites:
Health care continuation	—	20,282	(5)	20,282	(5)	—	20,282	(5)
Total	—	410,282		410,282		—	2,634,725

(1)	Twelve months of 2018 base salary continuation.
(2)	Twelve months base salary in effect prior to the termination, payable in a lump sum.
(3)	Target bonus for 2018, payable in a lump sum.
(4)

Value attributable to acceleration of 100% of Mr. Cole’s (i) then unvested options, determined by multiplying the number of shares accelerated by the difference between the exercise price of the option and the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2018, and (ii) then unvested restricted stock units, determined by multiplying the number of restricted stock units accelerated by the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2018.

(5)

Payment of the COBRA health and dental insurance premiums for Mr. Cole and his dependents until the earlier of (a) 12 months following the date of termination, or (b) the end of the named executive officer’s COBRA health continuation period.

CEO Pay Ratio

Our compensation and benefits philosophy and the overall structure of our compensation and benefit programs are broadly similar across the organization to encourage and reward all employees who contribute to our success. We strive to ensure the pay of every bluebird employee reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and are generally set to be market-competitive in the country in which the jobs are performed. Our ongoing commitment to pay equity is critical to our success in supporting a diverse workforce with opportunities for all employees to grow, develop, and contribute.

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on October 1, 2018 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis). The determination date used for 2018 is the same date used to identify the median employee for 2017.

Consistently Applied Compensation Measure (CACM)

Under the relevant rules, we were required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by looking at annual base pay, annual target cash incentive opportunity, and the grant date fair value for equity awards granted as of October 1, 2018 for all active employees as of that date. The value of our 401(k) plan and health and welfare benefits provided was excluded as all employees, including the Chief Executive Officer, are offered the same benefits. We did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis.  In identifying the median employee, we did not exclude workers in non-U.S. countries and did not make any cost-of-living adjustments. The CACM used for 2018 is the same applied to identify the median employee for 2017.

Methodology and Pay Ratio

After applying our CACM methodology, we identified the median employee. Once the median employee was identified, we calculated the median employee’s annual target total direct compensation in accordance with the requirements of the Summary Compensation Table.

Our median employee compensation as calculated using Summary Compensation Table requirements was $239,318. Our Chief Executive Officer’s compensation as reported in the Summary Compensation Table was $23,962,220. Therefore, our CEO Pay Ratio is approximately 100:1.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the Company used the CEO Pay Ratio measure in making compensation decisions.

Director Compensation

The following table sets forth the compensation we paid to our non-employee directors during the year ended December 31, 2018. Other than as set forth in the table and described more fully below, we did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other non-employee members of our Board of Directors in the year ended December 31, 2018. Mr. Leschly, our Chief Executive Officer, receives no compensation for his service as a director, and, consequently, is not included in this table. The compensation received by Mr. Leschly as an employee during the year ended December 31, 2018 is presented in “Summary Compensation Table” above.

Name(1)	Fees earned or paid in cash($)	Option awards($)(2)	Stock awards($)(2)	Total($)
John O. Agwunobi, M.D.	50,000	471,598	183,100	704,698
Wendy Dixon, Ph. D.	61,500	471,598	183,100	716,198
Mary Lynne Hedley, Ph.D. (3)	45,000	471,598	183,100	699,698
Daniel S. Lynch	104,000	660,237	256,340	1,020,577
James Mandell, M.D.	50,000	471,598	183,100	704,698
Douglas A. Melton, Ph.D.	50,000	471,598	183,100	704,698
David Schenkein, M.D.	66,250	471,598	183,100	720,948
Mark Vachon	63,000	471,598	183,100	717,698

(1)

The aggregate number of shares of our common stock underlying stock options outstanding as of December 31, 2018 for the non-employee members of the Board of Directors were: Dr. Agwunobi: 14,700, Dr. Dixon: 53,361, Dr. Hedley: 14,700, Mr. Lynch: 61,142, Dr. Mandell: 24,000, Dr. Melton: 14,700, Dr. Schenkein: 46,361, and Mr. Vachon: 15,500. The aggregate number of restricted stock units outstanding as of December 31, 2018 for the non-employee members of the Board of Directors was: Dr. Agwunobi: 2,800, Dr. Dixon: 1,000, Dr. Hedley: 2,800, Mr. Lynch: 1,400, Dr. Mandell: 1,000, Dr. Melton: 2,800, Dr. Schenkein: 1,000, and Mr. Vachon: 1,000.

(2)

The amounts reported represent the aggregate grant date fair value of the stock options and restricted stock units granted to our non-employee directors during 2018 as computed in accordance with FASB ASC Topic 718, not including any estimates of forfeitures. See note 13 of “Notes to Consolidated Financial Statements” in our Annual Report on Form 10-K filed with the SEC on February 21, 2019 for a discussion of assumptions made by the Company in determining the aggregate grant date fair value of our stock option and restricted stock unit awards for the fiscal year ended December 31, 2018. Note that the amounts reported in this column reflect the accounting cost for these grants, and do not correspond to the actual economic value that may be received by the non-employee directors from the exercise of the options or vesting of the restricted stock units.

(3)	Dr. Hedley resigned from our Board of Directors effective February 26, 2019.

Our Board of Directors has adopted a non-employee director compensation policy designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors. Under the policy, all non-employee directors were paid cash compensation as set forth below during the year ended December 31, 2018:

Annual Retainer ($)
Board of Directors:
All non-employee members	$45,000
Additional retainer for Non-Executive Chairman of the Board	$35,000
Audit Committee:
Additional retainer for Chairman	$18,000
Additional retainer for Non-Chairman members	$9,000
Compensation Committee:
Additional retainer for Chairman	$15,000
Additional retainer for Non-Chairman members	$7,500
Nominating and Corporate Governance Committee:
Additional retainer for Chairman	$10,000
Additional retainer for Non-Chairman members	$5,000

Under the non-employee director compensation policy, each person who is initially appointed or elected to the Board of Directors will be eligible for an initial equity grant in the form of an option grant to purchase 8,000 shares of our common stock under our stock option plan on the date he or she first becomes a non-employee director, and 2,000 restricted stock units. The stock option and the restricted stock units vest in equal annual installments over a three-year period. The Board of Directors or Compensation Committee may exercise their discretion to provide for a different number of shares subject to equity awards in the event they determine a variation from the stated amount is warranted. In addition, on the date of the annual meeting of stockholders, each continuing non-employee director who has served on the Board of Directors for a minimum of six months will be eligible to receive an annual equity grant in the form of an option grant to purchase 4,000 shares of our common stock (or 5,600 shares of common stock, in the case of a non-executive Chairman of the Board of Directors), and 1,000 restricted stock units (or 1,400 shares of common stock in the case of a non-executive Chairman of the Board of Directors). These stock options and the restricted stock units will vest in full upon the earlier of the first anniversary of the date of grant or the date of the following annual meeting of stockholders. All of the foregoing options will be granted with an exercise price equal to the fair market value of our common stock on the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth the amount of common stock of bluebird beneficially owned, directly or indirectly, as of April 15, 2019, by (i) each current director of bluebird, (ii) each named executive officer of bluebird, (iii) all directors and executive officers of bluebird as a group, and (iv) each person who is known to bluebird to beneficially own more than five percent (5%) of the outstanding shares of common stock of bluebird, as determined through SEC filings, and the percentage of the common stock outstanding represented by each such amount. All shares of common stock shown in the table reflect sole voting and investment power except as otherwise noted.

Beneficial ownership is determined by the rules of the SEC and includes voting or investment power of the securities. As of April 15, 2019, bluebird had 55,117,234 shares of common stock outstanding. Shares of common stock subject to options to purchase, which are now exercisable or are exercisable, or restricted stock units vesting within 60 days after April 15, 2019 are to be considered outstanding for purposes of computing the percentage ownership of the persons holding these options or other rights but are not to be considered outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each person listed below is c/o bluebird bio, Inc., 60 Binney Street, Cambridge, Massachusetts 02142.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
FMR LLC (1)	8,204,161	14.9%
Wellington Management Group LLP (2)	7,586,427	13.8%
Capital Research Global Investors (3)	6,699,431	12.2%
Capital International Investors (4)	5,484,664	10.0%
The Growth Fund of America (5)	5,195,960	9.4%
The Vanguard Group (6)	4,796,557	8.7%
Baillie Gifford & Co. (7)	4,529,123	8.2%
Capital World Investors (8)	3,713,572	6.7%
BlackRock, Inc. (9)	2,986,142	5.4%
Vanguard Specialized Funds (10)	2,815,599	5.1%

Directors and Named Executive Officers
Nick Leschly (11)	887,691	1.6%
John O. Agwunobi, M.D. (12)	13,932	*
Wendy L. Dixon, Ph.D. (13)	56,361	*
Daniel S. Lynch (14)	65,342	*
James Mandell, M.D (15)	25,000	*
Douglas A. Melton, Ph.D. (16)	13,932	*
David P. Schenkein, M.D. (17)	49,361	*
Mark Vachon (18)	16,500	*
Jeffrey T. Walsh (19)	201,728	*
David Davidson, M.D. (20)	141,757	*
Philip Gregory, D. Phil. (21)	91,151	*
Jason F. Cole, Esq. (22)	78,077	*
All executive officers and directors as a group (15 persons)(23)	1,710,984	3.0%

*	Represents holdings of less than 1%.
(1)

Based solely on a Schedule 13G/A reporting beneficial ownership as of December 31, 2018, filed with the SEC on February 13, 2019, FMR LLC has sole voting power with respect to 2,140,400 shares and sole dispositive power over 8,204,161 shares and Abigail P. Johnson has sole dispositive power over 8,204,161 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(2)

Based solely on a Schedule 13G reporting beneficial ownership as of December 31, 2018, filed with the SEC on February 12, 2019, Wellington Management Group LLP, Wellington Group Holdings LLP, and Wellington Investment Advisors Holdings LLP each has shared voting power with respect to 3,502,182 shares and shared dispositive power with respect to 7,586,427 shares, and Wellington Management Company LLP has shared voting power with respect to 3,104,013 shares and shared dispositive power with respect to 6,775,919 shares. The address of Wellington Management Company LLP is 280 Congress Street, Boston, Massachusetts 02210.

(3)

Based solely on a Schedule 13G/A reporting beneficial ownership as of December 31, 2018, filed with the SEC on February 14, 2019, Capital Research Global Investors is deemed to be the beneficial owner of 6,699,431 shares, and has sole voting power and sole dispositive power with respect to all of the shares, as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  The address of Capital Research Global Investors is 333 South Hope Street, Los Angeles, California 90071.

(4)

Based solely on a Schedule 13G reporting beneficial ownership as of December 31, 2018, filed with the SEC on January 10, 2019, Capital International Investors, a division of Capital Research and Management Company (CRMC), has sole voting power of 5,284,178 shares and sole dispositive power over 5,484,664 shares, of which CRMC and Capital Bank and Trust Company, as well as the following CRMC subsidiaries Capital Guardian Trust Company, Capital International Limited, Capital International Sarl, Capital International K.K. and Capital International, Inc. collectively provide investment management services under the name “Capital International Investors” and are deemed to be the beneficial owner of all of the shares.  The address of Capital International Investors is 11100 Santa Monica Boulevard, 16th Floor, Los Angeles, California 90025.

(5)

Based solely on a Schedule 13G/A reporting beneficial ownership as of December 31, 2018, filed with the SEC on February 14, 2019, The Growth Fund of America is deemed to be the beneficial owner of 5,195,960 shares.  The address of The Growth Fund of America is 6455 Irvine Center Drive, Irvine, California 92618.

(6)

Based solely on a Schedule 13G/A reporting beneficial ownership as of December 31, 2018, filed with the SEC on February 11, 2019, The Vanguard Group has sole voting power with respect to 28,344 shares, shared voting power with respect to 8,594 shares, sole dispositive power with respect to 4,764,714 shares, and shared dispositive power with respect to 31,843 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)

Based solely on a Schedule 13G/A reporting beneficial ownership as of December 31, 2018, filed with the SEC on January 24, 2019, Baillie Gifford & Co. has sole voting power with respect to 2,631,591 shares and has sole dispositive power with respect to 4,529,123 shares. The address of Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, United Kingdom.

(8)

Based solely on a Schedule 13G reporting beneficial ownership as of December 31, 2018, filed with the SEC on February 14, 2019, Capital World Investors has sole voting power and sole dispositive power with respect to 3,713,572 shares. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071. Capital World Investors is a division of Capital Research and Management Company.

(9)

Based solely on a Schedule 13G/A reporting beneficial ownership as of December 31, 2018, filed with the SEC on February 4, 2019, BlackRock, Inc. has sole voting power with respect to 2,763,520 shares and sole dispositive power with respect to 2,986,142 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(10)

Based solely on a Schedule 13G reporting beneficial ownership as of December 31, 2018, filed with the SEC on January 31, 2019, Vanguard Specialized Funds – Vanguard Health Care Fund has sole voting power with respect to 2,815,599 shares.  The address of Vanguard Specialized Funds – Vanguard Health Care Fund is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(11)

Consists of 168,514 shares of common stock and 719,177 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019. Such shares include 9,682 shares of common stock held in the Nick Leschly 2001 Trust for which Mr. Leschly is co-trustee with his spouse, and with whom he shares voting and dispositive power.

(12)	Consists of 900 shares of common stock and 13,032 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019.
(13)	Consists of 2,000 shares of common stock and 54,361 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019.
(14)	Consists of 2,800 shares of common stock and 62,542 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019.
(15)	Consists of 25,000 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019.
(16)	Consists of 900 shares of common stock and 13,032 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019.
(17)	Consists of 2,000 shares of common stock and 47,361 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019.
(18)	Consists of 16,500 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019.
(19)	Consists of 13,245 shares of common stock and 188,483 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019.
(20)	Consists of 7,153 shares of common stock and 134,604 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019.
(21)	Consists of 8,967 shares of common stock and 82,184 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019.
(22)	Consists of 10,581 shares of common stock and 67,496 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019.
(23)	Consists of 224,747 shares of common stock and 1,486,237 shares of common stock underlying options exercisable and restricted stock units vesting within 60 days of April 15, 2019.

Equity compensation plan information

The following table presents aggregate summary information as of December 31, 2018, regarding our existing equity compensation plans.

	Column (A)		Column (B)		Column (C)
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Restricted Stock Units and Other Rights		Weighted Average Exercise Price of Outstanding Options		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Stockholders (1)	5,573,304	(2)(3)	$108.56	(3)(4)	1,630,543	(5)(6)
Equity Compensation Plans Not Approved by Stockholders	—		N/A		—
Total	5,573,304		$108.56		1,630,543

(1)	Consists of the 2013 Plan, the 2010 Plan, and the 2013 Employee Stock Purchase Plan.
(2)

Includes 930,981 shares subject to restricted stock units that will entitle the holder to one share of common stock for each unit that vests over the holder’s period of continued service with the Company.

(3)	Excludes purchase rights accruing under the 2013 Employee Stock Purchase Plan.
(4)

The calculation does not take into account the 930,981 shares of common stock subject to outstanding restricted stock units. Such shares will be issued at the time the restricted stock units vest, without any cash consideration payable for those shares.

(5)

Consists of shares available for future issuance under the 2013 Employee Stock Purchase Plan and the 2013 Plan. As of December 31, 2018, 172,318 shares of common stock were available for issuance under the 2013 Employee Stock Purchase Plan, and 1,458,225 shares of common stock were available for issuance under the 2013 Plan.

(6)

Our 2013 Plan contains an “evergreen” provision, which allows for an annual increase in the number of shares of stock available for issuance under the plan on the first day of each year. The annual increase in the number of shares shall be increased by four percent of the number of shares of common stock issued and outstanding on the immediately preceding December 31, or such lesser number of shares determined by our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for related party transactions

We have adopted a related person transaction approval policy that governs the review of related person transactions at bluebird. Pursuant to this policy, if we want to enter into a transaction with a related person or an affiliate of a related person, our Chief Operating and Legal Officer will review the proposed transaction to determine, based on applicable NASDAQ and SEC rules, if such transaction requires pre-approval by the Audit Committee and/or Board of Directors. If pre-approval is required, such matters will be reviewed at the next regular or special Audit Committee and/or Board of Directors meeting. In addition, our Compensation Committee charter requires that compensation arrangements with our executive officers be approved by our Compensation Committee. We may not enter into a related person transaction unless our Chief Operating and Legal Officer has either specifically confirmed in writing that no further reviews are necessary or has confirmed that all requisite corporate reviews have been obtained.

Transactions with related persons

Based on a review of the transactions and arrangements between us and any related person or related person affiliate, we have determined that we were not a party to any transaction or arrangement in which any related person or related person affiliate has a direct or indirect material interest during the year ended December 31, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires bluebird’s directors, executive officers and persons who own more than 10% of the bluebird common stock to file with the SEC reports of ownership and changes in ownership of bluebird common stock. Such persons are required by regulations of the SEC to furnish bluebird with copies of all such filings.  Based on our review of the reports we have received, bluebird believes that all Section 16(a) filing requirements were complied with during the fiscal year ended December 31, 2018, except that on April 11, 2018, a Form 4 filing was amended for Dr. Philip Gregory to report an award of 7,500 restricted stock units on February 1, 2018 which was inadvertently omitted from the original Form 4 filed on February 5, 2018.

AUDIT COMMITTEE REPORT (1)

The Audit Committee has reviewed the Company’s audited financial statements for the fiscal year ended December 31, 2018 and has discussed these statements with management and representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm. Company management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Ernst & Young LLP is responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

The Audit Committee also received from, and discussed with, members of Ernst & Young LLP the written disclosures and other communications that the Company’s independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by Auditing Standard No. 1301 (AS No. 1301) (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board, or PCAOB. PCAOB AS No. 1301 requires our independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

•	methods to account for significant unusual transactions;
•	the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;
•

the process used by management in formulating particularly sensitive accounting estimates and the basis for the independent registered public accounting firm’s conclusions regarding the reasonableness of those estimates; and

•	disagreements with management regarding financial accounting and reporting matters and audit procedures.

Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by Rule 3526 of the PCAOB. PCAOB Rule 3526 requires independent registered public accounting firms annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and engage in a discussion of independence. The Audit Committee has reviewed this disclosure and has discussed with members of Ernst & Young LLP their independence from the Company.

Based on its discussions with management and our independent registered public accounting firm, and its review of the representations and information provided by management and our independent registered public accounting firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Respectfully submitted by the
Audit Committee,
Mark Vachon, Chairperson Wendy L. Dixon, Ph.D. Daniel S. Lynch

(1)

This Section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The firm of Ernst & Young LLP, independent registered public accounting firm, has been selected by the Audit Committee as auditors for bluebird for the fiscal year ending December 31, 2019.  Ernst & Young LLP has served as the independent registered public accounting firm for bluebird since 2012. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she desires and to respond to appropriate questions.

The Company’s organizational documents do not require that the stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. bluebird requests such ratification as a matter of good corporate practice. The selection of Ernst & Young LLP as our independent registered public accounting firm will be ratified if the votes cast FOR exceed the votes cast AGAINST the proposal. Brokers, bankers and other nominees have discretionary voting power on this routine matter. Abstentions and broker non-votes will have no effect on the ratification. If the stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, but still may retain this firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of bluebird and its stockholders.

The Audit Committee, or a designated member thereof, pre-approves each audit and non-audit service rendered by Ernst & Young LLP to bluebird consistent with the bluebird Audit and Non-Audit Services Pre-Approval Policy.

Independent Registered Public Accounting Firm Fees

The following is a summary and description of fees incurred by Ernst & Young LLP for the fiscal years ended December 31, 2018 and 2017.

	Fiscal Year 2018	Percentage of 2018 Services Approved by Audit Committee	Fiscal Year 2017	Percentage of 2017 Services Approved by Audit Committee
Audit fees (1)	$1,207,853	100%	$1,116,131	100%
Audit-related fees (2)	$92,300	100%	$50,220	100%
Tax fees (3)	$463,660	100%	$137,347	100%
All other fees (4)	$6,720	100%	$1,895	100%
Total fees	$1,770,533	100%	$1,305,593	100%

(1)

Audit fees in 2018 and 2017 include fees for our annual audit, including internal control attestation, statutory audits, and quarterly review procedures and fees in connection with our public securities offerings in 2018 and 2017, respectively, including registration statements, comfort letters and consents.

(2)	Audit-related fees are related to accounting consultations.
(3)	Tax fees are related to tax return preparation, tax advisory services and international tax compliance.
(4)	All other fees are related to licensing fees paid to Ernst & Young LLP for access to its proprietary accounting research database.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

FOR

THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3 ON YOUR PROXY CARD)

CODE OF BUSINESS CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES

bluebird has adopted a Code of Business Conduct and Ethics for our directors, officers and employees, including our President and Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, and Controller (or persons performing an equivalent function). A copy of our Code of Business Conduct and Ethics may be accessed free of charge by visiting the Company’s website at www.bluebirdbio.com and going to the “Investors & Media—Corporate Governance” section or by requesting a copy in writing from Jason F. Cole, Secretary, at our Cambridge, Massachusetts office. bluebird intends to post on its website any amendment to, or waiver under, a provision of the Code of Business Conduct and Ethics that applies to our President and Chief Executive Officer, Principal Financial Officer, Principal Accounting Officer, or Controller (or persons performing an equivalent function) within four business days following the date of such amendment or waiver.

A copy of the Corporate Governance Guidelines may also be accessed free of charge by visiting the website at www.bluebirdbio.com and going to the “Investors & Media—Corporate Governance” section or by requesting a copy from Jason F. Cole, Secretary, at our Cambridge, Massachusetts office.

POLICIES ON REPORTING OF CONCERNS REGARDING ACCOUNTING AND OTHER MATTERS AND ON COMMUNICATING WITH NON-MANAGEMENT DIRECTORS

Our Board of Directors and the Audit Committee have adopted policies on reporting concerns regarding accounting and other matters and on communicating with the non-management directors. Any person, whether or not an employee, who has a concern about the conduct of bluebird, or any of its people, including with respect to accounting, internal accounting controls or auditing matters, may, in a confidential or anonymous manner, communicate that concern to the Company’s Audit Committee or the Company’s Accounting Compliance Officer, who is the designated contact for these purposes. Contact may be made:

•	By e-mail to accountingcomplianceofficer@bluebirdbio.com (anonymity cannot be maintained);
•

In writing (which may be done anonymously as set forth under the “Anonymity” section of the Company’s Code of Business Conduct and Ethics), addressed to the Accounting Compliance Officer, by U.S. mail to c/o bluebird bio, Inc., 60 Binney Street, Cambridge, Massachusetts 02142;

•	Online at www.bluebirdbio.ethicspoint.com (which may be done anonymously as set forth in the Company’s Code of Business Conduct and Ethics); or
•

By phoning a voicemail account that we have established and set forth in the Company’s Code of Business Conduct and Ethics for receipt of questions and reports of potential violations. Calls may be made anonymously as set forth in the Company’s Code of Business Conduct and Ethics.  Any interested party, whether or not an employee, who wishes to communicate directly with the Audit Committee, also may contact the Audit Committee using one of the above methods.

STOCKHOLDER PROPOSALS

Stockholder Recommendations for Director Nominations

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should provide the following information to the chair of the Nominating and Corporate Governance Committee, bluebird bio, Inc., 60 Binney Street, Cambridge, Massachusetts 02142: (a) a brief statement outlining the reasons the candidate would be an effective director for bluebird; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other Board of Directors and board committees on which the candidate has served during that period, (iii) the number of shares of bluebird stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with bluebird; and (c) (i) the stockholder’s name and record address and the name and address of the beneficial owner of bluebird shares, if any, on whose behalf the proposal is made and (ii) the number of shares of bluebird stock that the stockholder and any such other beneficial owner beneficially own. The Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner.

Deadlines for Stockholder Proposals and Director Nominations

Stockholders who wish to present proposals for inclusion in our proxy materials for the 2020 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934 and in our By-laws. Our Secretary must receive stockholder proposals intended to be included in our proxy statement and form of proxy relating to our 2020 Annual Meeting of Stockholders made under Rule 14a-8 by December 25, 2019.

Under our current By-laws, proposals of business and nominations for directors other than those to be included in our proxy materials following the procedures described in Rule 14a-8 may be made by stockholders entitled to vote at the meeting if notice is timely given and if the notice contains the information required by the By-laws. To provide timely notice with respect to our 2020 Annual Meeting of Stockholders, notice must be delivered to our Secretary no earlier than February 7, 2020 (120 days prior to the first anniversary of our 2019 Annual Meeting) and no later than March 8, 2020 (90 days prior to the first anniversary of our 2019 Annual Meeting), unless the date of the 2020 Annual Meeting is advanced or delayed by more than thirty (30) days from the anniversary date of the 2019 Annual Meeting, in which event the By-laws provide different notice requirements.

Any proposal of business or nomination should be mailed to: Jason F. Cole, Secretary, bluebird bio, Inc., 60 Binney Street, Cambridge, Massachusetts 02142.

WHERE YOU CAN FIND MORE INFORMATION

bluebird files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information that bluebird files at the SEC’s public reference room at the following location: 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-732-0330 for further information on the public reference room. The Company’s SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. You may also read and copy any document the Company files with the SEC on our website at http://www.bluebirdbio.com under the “Investors & Media” menu.

You should rely on the information contained in this document to vote your shares at the Annual Meeting. bluebird has not authorized anyone to provide you with information that is different from what is contained in this document. This document is dated April 23, 2019. You should not assume that the information contained in this document is accurate as of any date other than that date, and the mailing of this document to stockholders at any time after that date does not create an implication to the contrary. This Proxy Statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make such proxy solicitations in such jurisdiction.

FORM 10-K

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected without charge and copies obtained by way of the SEC’s website, http://www.sec.gov.

We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 as filed with the SEC. Requests for such copies should be addressed to:

bluebird bio, Inc.

60 Binney Street

Cambridge, Massachusetts 02142

(339) 499-9300

Attention: Jason F. Cole, Secretary

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

Stockholders of bluebird common stock who share a single address, may receive only one copy of this Proxy Statement, Notice of Internet Availability and our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, unless bluebird has received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce the Company’s printing and postage costs. However, if any stockholder residing at such an address wishes to receive a separate copy of this Proxy Statement, Notice of Internet Availability or our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, he or she may contact bluebird bio, Inc., 60 Binney Street, Cambridge, Massachusetts 02142, (339) 499-9300, Attention: Jason F. Cole, Secretary, and bluebird will deliver those documents to such stockholder promptly upon receiving the request. Any such stockholder may also contact Jason F. Cole, Secretary, using the above contact information if he or she would like to receive separate proxy statements, notice of internet availability and annual reports in the future. If you are receiving multiple copies of our annual reports, notice of internet availability and proxy statements, you may request householding in the future by contacting Jason F. Cole, Secretary.

OTHER BUSINESS

The Board of Directors knows of no business to be brought before the 2019 Annual Meeting which is not referred to in the accompanying Notice of Annual Meeting. Should any such matters be presented, the persons named in the proxy shall have the authority to take such action in regard to such matters as in their judgment seems advisable. If you hold shares through a broker, bank or other nominee as described above, they will not be able to vote your shares on any other business that comes before the 2019 Annual Meeting unless they receive instructions from you with respect to such matter.

BLUEBIRD BIO, INC.   60 BINNEY STREET   CAMBRIDGE, MA 02142    VOTE BY INTERNET - www.proxyvote.com    Use the Internet to transmit your voting instructions and for electronic delivery of  information up until 11:59 P.M. Eastern Time the day before the cut-off date or  meeting date. Have your proxy card in hand when you access the web site and  follow the instructions to obtain your records and to create an electronic voting  instruction form.  ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS  If you would like to reduce the costs incurred by our company in mailing proxy materials,  you can consent to receiving all future proxy statements, proxy cards and annual reports  electronically via e-mail or the Internet. To sign up for electronic delivery, please follow  the instructions above to vote using the Internet and, when prompted, indicate that you  agree to receive or access proxy materials electronically in future years.  VOTE BY PHONE - 1-800-690-6903  Use any touch-tone telephone to transmit your voting instructions up until 11:59  P.M. Eastern Time the day before the cut-off date or meeting date. Have your  proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL  Mark, sign and date your proxy card and return it in the postage-paid envelope we have  provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,  NY 11717.  THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.  KEEP THIS PORTION FOR YOUR RECORDS  DETACH AND RETURN THIS PORTION ONLY  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  0 0 0  0 0 0  0 0 0  0 0 0  0 0 0  0000376265_1 R1.0.1.17   The Board of Directors recommends you vote FOR  the following:  1. Election of Class II Directors  Nominees For Against Abstain  1a. Wendy L. Dixon, Ph.D. 1b David P. Sachenkein. M. D For Against Abstain 2.To hold a non-binding advisory vote on the compensation paid to the Company's named  executive officers.  3. To ratify the appointment of Ernst & Young LLP  as the Company's independent registered public  accounting firm for the fiscal year ending  December 31, 2018.  NOTE: To transact any other business that may  properly come before the meeting or any adjournment  thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as  attorney, executor, administrator, or other fiduciary, please give full  title as such. Joint owners should each sign personally. All holders must  sign. If a corporation or partnership, please sign in full corporate or  partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:   The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com   BLUEBIRD BIO, INC.   Annual Meeting of Stockholders   June 20, 2018, 8:30 AM EDT   This proxy is solicited by the Board of Directors   The undersigned stockholder of bluebird bio, Inc., a Delaware corporation (the "Company'"), hereby acknowledges receipt of the Notice of 2018 Annual Meeting   of Stockholders and Proxy Statement, each dated April 27, 2018, and hereby appoints Jeffrey Walsh and Jason Cole, and each of them, proxies and attorneys-infact,   with full power of substitution to each, on behalf and in the name of the undersigned, to represent the undersigned at the 2018 Annual Meeting of   Stockholders of the Company to be held at the offices of bluebird bio, Inc., located at 60 Binney Street, Cambridge, Massachussets 02142 at 8:30 AM local time,   and at any adjournments or postponements thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there   personally present, on the matters set forth on the reverse side.   THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE   NOMINEES LISTED IN PROPOSAL NO. 1, "FOR" PROPOSAL NO. 2 AND "FOR" PROPOSAL NO. 3. THE SHARES REPRESENTED BY THIS PROXY   WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY MATTER INCIDENTAL TO THE FOREGOING OR ON ANY OTHER MATTERS   THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENTS THEREOF.   Continued and to be signed on reverse side